EXHIBIT 10.1

LEASE

between

1979 MARCUS AVENUE ASSOCIATES, LLC

“Landlord”

and

TELTRONICS, INC.

“Tenant”

September 10, 2010

TABLE OF CONTENTS

ARTICLE 1 – BUILDING, PREMISES AND TERM		1
1.1.	Building.	1
1.2.	Premises.	1
1.3.	Term.	1
1.4.	Delivery and Acceptance of Premises.	3
1.5.	Initial Tenant Work.	3

ARTICLE 2 - RENT		6
2.1.	Rent - Generally.	6
2.2.	Fixed Rent.	6
2.3.	Tax Payments.	7
2.4.	Operating Payments.	9

ARTICLE 3 - TENANT’S USE AND OCCUPANCY		10
3.1.	Use of Premises.	10
3.2.	Building Rules and Regulations.	10
3.3.	Use of Public Areas.	11
3.4.	Parking.	11
3.5.	Tenant’s Signage.	12
3.6.	Telecommunications.	12

ARTICLE 4 - UTILITIES AND SERVICES		12
4.1.	Definitions.	12
4.2.	Electricity.	13
4.3.	Water.	14
4.4.	HVAC Service.	15
4.5.	Access.	15
4.6.	Cleaning.	16
4.7.	Building Directory.	16
4.8	Interruptions.	16
4.9.	Access to Telecommunications and/or Data Service Demarcation Point.	17

ARTICLE 5 - TENANT’S ALTERATIONS, IMPROVEMENTS AND PROPERTY		17
5.1.	Tenant’s Alterations.	17
5.2.	Tenant’s Improvements and Tenant’s Property.	20
5.3.	Title, Mechanics Liens, Union Conflicts, Etc..	21

ARTICLE 6 - RESERVATION OF REAL PROPERTY; LANDLORD’S ACCESS		21
6.1.	Reservation of Real Property.	21
6.2.	Landlord’s Access to Premises.	22

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ARTICLE 7 - QUIET ENJOYMENT; UNDERLYING INTERESTS		22
7.1.	Quiet Enjoyment.	22
7.2.	Underlying Interests.	22

ARTICLE 8 - BASIC LEASE OBLIGATIONS		24
8.1.	Insurance.	24
8.2.	Indemnification.	26
8.3.	Compliance with Laws.	27
8.4.	Repairs and Maintenance.	28
8.5.	Damage and Destruction.	29
8.6.	Condemnation.	31
8.7.	Hazardous Substances.	31
8.8.	Landlord's Environmental Indemnification.	31

ARTICLE 9 - ASSIGNMENT, SUBLETTING AND MORTGAGING		32
9.1.	General Prohibition.	32
9.2.	Recapture.	32
9.3.	Consent.	33
9.4.	Profits.	35
9.5.	Miscellaneous.	36

ARTICLE 10 - SURRENDER; HOLDOVER		39
10.1.	Surrender.	39
10.2.	Holdover.	39

ARTICLE 11 - DEFAULT BY TENANT		39
11.1.	Events of Default.	39
11.2.	Termination, Re-Entry, Damages, Etc..	40
11.3.	Late Payments of Rent.	43
11.4.	Landlord’s Cure and Enforcement Rights.	43
11.5.	Additional Remedies.	44
11.6.	Security.	44

ARTICLE 12 - LIMITATIONS ON LIABILITY		45
12.1.	Limitation to Landlord’s Estate.	45
12.2.	No Liability For Certain Damages, Etc..	45
12.3.	Events of Force Majeure.	46
12.4.	Withholding of Consents/Approvals.	46

ARTICLE 13 - GENERAL DEFINITIONS		46
13.1.	General Definitions.	46
13.2.	Terms, Phrases and References.	50

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ARTICLE 14 – MISCELLANEOUS		50
14.1.	Notices.	50
14.2.	Brokerage.	51
14.3.	Estoppel Certificates.	51
14.4.	Affirmative Waivers.	52
14.5.	No Waivers.	52
14.6.	No Representations.	52
14.7.	Memorandum of Lease.	53
14.8.	Partnership Tenant.	53
14.9.	Authority of the Parties to this Lease.	53
14.10.	Governing Law.	53
14.11.	Entire Agreement; Modifications.	53
14.12.	Severability.	53
14.13.	Interpretation.	53
14.14.	No Third Party Beneficiaries.	54
14.15.	Submission of Draft Lease; Execution of Lease.	54
14.16.	Counterparts.	54
14.17.	Relocation.	54
14.18.	Waiver of Landlord's Lien.	55

ARTICLE 15 – ADDITIONAL PROVISIONS		55
15.1.	Renewal Option.	55
15.2.	Tenant’s Expansion Rights.	58
15.3.	Termination Option.	58
15.4.	Storage Space.	59

EXHIBITS

EXHIBIT A Legal Description of Land
EXHIBIT B Floor Plan of Premises/Initial Tenant Work Plan
EXHIBIT C Building Rules and Regulations
EXHIBIT D Cleaning Specifications
EXHIBIT E Alteration Rules and Regulations
EXHIBIT F Furniture
EXHIBIT G Appraisal Provisions
EXHIBIT H The Storage Space

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LEASE, dated September 10, 2010, between 1979 MARCUS AVENUE ASSOCIATES, LLC, a Delaware limited liability company, having an office at 301 Route 17 North, 9th Floor, Rutherford, New Jersey 07070 (herein called “Landlord”) and TELTRONICS, INC.,  a Delaware corporation, having an office at 2511 Corporate Way, Palmetto, Florida 34221 (herein called “Tenant”).

W I T N E S S E T H:

Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises (as hereinafter defined), for the Term (as hereinafter defined), at the Rent (as hereinafter defined) and otherwise upon, subject to and in accordance with the following terms and conditions of this Lease.

In respect thereof, Landlord and Tenant hereby agree as follows:

ARTICLE 1 -  BUILDING, PREMISES AND TERM

1.1.           Building.

The building in which the Premises are located (herein called the “Building”) is located on the land (herein called the “Land”) described in Exhibit A attached hereto and made a part hereof, and the Building, together with the Land, is known as 1979 Marcus Avenue, Lake Success, New York.

1.2.           Premises.

The premises demised by this Lease (herein called the “Premises”) are located on and comprise a portion of the second (2nd) floor of the Building, substantially as shown hatched on the floor plan attached hereto as Exhibit B and made a part hereof.  For purposes of this Lease, the Premises shall be conclusively deemed to consist of 8,451 rentable square feet.

1.3.           Term.

1.3.1.           The term of this Lease (herein called the “Term”) shall commence on the Commencement Date (as hereinafter defined in Section 1.3.2 hereof), and shall end at 11:59 p.m. on the later of (a) December 31, 2015, or (b) the last day of the month in which occurs the sixty-two (62) month anniversary of the day immediately preceding the Commencement Date (herein called “Expiration Date”), or on such earlier date upon which the term of this Lease shall expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

1.3.2.           The “Commencement Date”, subject to the following provisions of this Section 1.3.2, shall be the earliest of: (a) the date that Tenant shall have commenced occupancy of the Premises for the purpose of conducting Tenant’s business; or (b) the date (provided that such date is not earlier than October 1, 2010) that (1) Landlord shall have substantially completed the Initial Tenant Work (as hereinafter defined in, and in accordance with, Section 1.5 hereof), (2) Tenant’s access to the Premises is available, and (3) all Building Systems serving the Premises are operational (and all meters or submeters for the measurement of any utilities to the Premises required to be installed as part of the Initial Tenant Work, if any, have been so installed).  Notwithstanding the foregoing, (i) if Landlord shall be unable to deliver possession of the Premises to Tenant on the date that the Commencement Date otherwise would have occurred pursuant to this Section 1.3.2, the Term shall be not be extended thereby, and (ii) if Landlord is delayed in causing the Commencement Date to occur by reason of delays caused or occasioned by Tenant (herein called “Tenant Delays”), then, in addition to any other rights or remedies that Landlord may have on account thereof, (x) the “Commencement Date” shall be deemed to be the date Landlord would have caused the Commencement Date to occur absent such Tenant Delays, and (y) Tenant shall pay all actual out-of-pocket costs and expenses reasonably incurred by Landlord that result from any Tenant Delays, including, without limitation, any costs and expenses attributable to increases in the cost of labor and materials.  “Tenant Delays” shall include, without limitation, (a) Tenant’s failure to furnish, approve or authorize any plans and/or specifications within the time periods set forth herein or otherwise reasonably required by Landlord, (b) Tenant’s delay or failure in submitting to Landlord any information, authorization or approvals within the time periods set forth herein (including but not limited to, if Landlord submits to Tenant for Tenant’s approval any bid(s) obtained by Landlord for the Initial Tenant Work, Tenant’s failure to approve such bids within three (3) business days after Landlord’s submission thereof to Tenant), (c) delays caused by changes in or additions to any plans or specifications that are actually made and that have been requested by Tenant (notwithstanding Landlord’s approval of such changes), (d) the performance of any work in the Premises by Tenant or any person or entity employed by Tenant which actually delays the Initial Tenant Work, (e) materials, components, finishes or improvements other than Landlord’s Building standard or which are not available in a commercially reasonable time that are actually ordered after being requested by Tenant, (f) Tenant’s failure to pay, when due, any amounts required to be paid by Tenant in connection with the Initial Tenant Work, (g) changes in or postponements to the Initial Tenant Work that actually occur after being requested by Tenant, and/or (h) any error in plans or other documents caused by Tenant or any Tenant Party (as hereinafter defined).  Landlord shall, promptly after Landlord determines the existence of any Tenant Delay, notify Tenant thereof.  Tenant hereby acknowledges that the Commencement Date is indeterminate and shall occur only as provided in this Section 1.3.2 and Section 1.5.9.  Tenant, at anytime after the occurrence of the Commencement Date, shall, within ten (10) Business Days (as hereinafter defined) after demand by Landlord, execute, acknowledge and deliver to Landlord an instrument in form reasonably satisfactory to Landlord confirming the Commencement Date; but Tenant’s failure to execute, acknowledge and deliver such instrument shall not affect the occurrence of the Commencement Date or otherwise affect the validity of this Lease.

1.4.           Delivery and Acceptance of Premises.

Tenant has heretofore inspected the Premises, is fully familiar with the condition thereof and, subject only to the substantial completion of the Initial Tenant Work pursuant to the provisions of Section 1.5 below, shall accept the Premises on the Commencement Date in their “AS IS” condition, subject only to latent and structural defects, and completion of punchlist items (as hereinafter defined).

1.5.           Initial Tenant Work.

Landlord, at Landlord’s sole cost and expense (except as hereinafter provided), subject to, upon and in accordance with the following provisions of this Section 1.5, shall construct the Premises in accordance with the Initial Tenant Work Plans (as hereinafter defined) (such work being herein called the “Initial Tenant Work”), in accordance with the following provisions:

1.5.1.           Landlord and Tenant have approved the final plans for the Premises prepared by Blackney Hayes Architects, dated 04/12/10, last revised 07/12/10, identified as Plan SP-2 (the “Initial Tenant Work Plans”), attached hereto and made a part hereof as Exhibit B.

1.5.2.           Landlord shall construct the Initial Tenant Work in compliance with the Americans with Disabilities Act of 1990 (the “ADA”), to the extent such compliance is required as of the Commencement Date (and except with respect to compliance required due to installation of Tenant’s furniture, trade fixtures and equipment in the Premises).  With respect to any (i) particular use of the Premises by Tenant (other than general office use), including any such particular use resulting from the Premises being deemed a “place of public accommodation” under the ADA, or (ii) alterations or improvements that Tenant makes to the interior of the Premises (or which are made on Tenant’s behalf, other than the Initial Tenant Work), regardless of whether Tenant has obtained Landlord’s consent to such alterations or improvements, Tenant shall be fully responsible for complying with and paying any costs associated with any and all requirements of the ADA with respect to such particular use or alterations or improvements by Tenant.  If any alterations are required to be made to the Premises due to changes in or regulations under the ADA or judicial interpretations of the requirements of the ADA coming into existence following the Commencement Date which impose obligations with respect to general office use, Landlord shall be fully responsible for complying with and paying any costs associated with any and all requirements of the ADA arising in connection therewith.  If any alterations are required to be made to the Premises due to changes in or regulations under the ADA or judicial interpretations of the requirements of the ADA coming into existence following the Commencement Date which impose obligations with respect to Tenant’s particular use of the Premises (other than general office use) or such Tenant’s particular use resulting in the Premises being deemed a “place of public accommodation” under the ADA, Tenant shall be fully responsible for complying with and paying any costs associated with any and all requirements of the ADA arising in connection therewith.  Notwithstanding the foregoing, Landlord shall be responsible for constructing any improvements to the Public Areas of the Building, the Building Systems and the structural elements of the Building which are required to be made to bring the Base Building into compliance with the ADA as of the Commencement Date, and to maintain such compliance during the Term of this Lease.

1.5.3.           Landlord or Landlord’s agent shall act as construction manager with respect to the Initial Tenant Work.

1.5.4.           Landlord shall substantially complete the Initial Tenant Work not later than November 1, 2010 (as extended by the number of days of Tenant Delays).  Landlord shall perform the Initial Tenant Work using Building-standard materials, in accordance with the Initial Tenant Work Plans, and otherwise in a good and workmanlike manner.  Each office and conference room shall have installed therein at least one (1) electric receptacle containing four (4) electrical outlets and one (1) receptacle containing two (2) electrical outlets, and each cubicle shall have installed therein at least three (3) electrical outlets.  Notwithstanding the foregoing, the Initial Tenant Work shall not include the installation of any network or voice/data wiring or cabling, set-up of Tenant’s equipment, or installation of any furniture.

1.5.5.           The Initial Tenant Work shall be deemed to be “substantially completed” even though minor details or adjustments of or in such work (herein called “punchlist items”) are not then completed and, so long as Tenant’s use and occupancy of the Premises is not prohibited by written order of any applicable governmental authority, no certificate of occupancy has been issued.  Landlord shall indemnify, defend and hold harmless Tenant from and against any and all liability for violations of any applicable code, ordinance or other legal requirements arising in connection with Landlord’s performance of the Initial Tenant Work, including but not limited to any liability for Landlord’s failure to obtain any required certificate of occupancy.  Tenant, within fifteen (15) Business Days after the Commencement Date, shall prepare, and deliver to Landlord, a list (herein called the “Punchlist”) of all punchlist items with respect to the Initial Tenant Work; any punchlist items not included on the Punchlist shall be deemed waived by Tenant.  Landlord shall, at its expense, complete or correct all punchlist items included on the Punchlist, within thirty (30) days of the delivery of the Punchlist to Landlord (or if such completion or correction work cannot with due diligence be completed or corrected within thirty (30) days, then within a reasonable period of time thereafter, provided that Landlord is prosecuting such work diligently); provided, however, that in no event shall Landlord be obligated to repair any damage to any of the Initial Tenant Work that was caused by Tenant or any Tenant Parties (as defined in Article 13 hereof).  Landlord will warrant and will cause the subcontractors performing the Initial Tenant Work to warrant the Initial Tenant Work against defects in workmanship and materials for a period of one (1) year after the date of substantial completion of the Initial Tenant Work.  If Tenant discovers any such defect and notifies Landlord of same in writing before the expiration of such one (1) year period, Landlord shall, at its sole cost and expense, repair or correct such defect with reasonable dispatch and diligence within thirty (30) days of the delivery of the notice thereof to Landlord (or if such repair or correction work cannot with due diligence be completed or corrected within thirty (30) days, then within a reasonable period of time thereafter).

1.5.7.           Tenant’s occupancy of the Premises for the conduct of its usual business shall be deemed Tenant’s acceptance of the Premises and Tenant’s agreement that Landlord has substantially completed the Initial Tenant Work (subject to latent and structural defects, and completion of punchlist items) and that the Commencement Date has occurred.

1.5.8.           Tenant shall be permitted access to the Premises, upon reasonable prior notice to Landlord (which notice may be telephonic notice to Landlord’s building manager for the Building) and subject to Landlord’s scheduling requirements to avoid interruption of or interference with the Initial Tenant Work, during the ten (10) Business Day period prior to the Commencement Date (and Landlord shall give Tenant written notice of the date on which Landlord anticipates the Initial Tenant Work shall be substantially completed at least fifteen (15) Business Days prior to such date), solely for the purpose of allowing Tenant to install furniture, equipment and cabling and wiring for its equipment and telephones.  Such early access shall be at Tenant’s sole risk. Such early access shall be granted upon the condition that Tenant’s employees, agents or servants shall not interfere with Landlord’s performance of the Initial Tenant Work.  Any delays in completion of the Initial Tenant Work caused by Tenant’s activities permitted under this Section 1.5.8 shall constitute Tenant Delays.  Tenant’s access to and use of the Premises pursuant to the terms of this Section 1.5.8 shall be expressly subject to all terms of this Lease (except Tenant’s obligation to pay Rent), specifically including, but not limited to, the provisions of Article 5 of this Lease.  Landlord shall not be liable in any way for any injury, loss or damage occurring as a result of Tenant’s early access to the Premises, except to the extent due to the negligence or willful misconduct of Landlord or any Landlord Party (as hereinafter defined).  Landlord shall have the right to impose such additional reasonable conditions on Tenant’s early access to the Premises as Landlord, in its sole discretion, reasonably deems appropriate.

1.5.9.           Landlord shall cause the Commencement Date to occur not later than November 1, 2010 (extended by the number of days of Tenant Delays).

1.5.10.         Landlord shall leave in place in the Premises the items of furniture and movable cubicles/wall dividers set forth in Exhibit F attached hereto and made a part hereof (the “Furniture”).  Landlord represents and warrants that, prior to the Commencement Date, Landlord shall have acquired good and marketable title to the Furniture, and that such title to the Furniture shall be free and clear of any lien, claim or encumbrance.  As of the Commencement Date and Tenant’s occupancy of the Premises, all of Landlord’s right, title and interest in the Furniture shall be deemed conveyed to and accepted by Tenant and upon such conveyance the Furniture shall be deemed to be the property of Tenant, and shall constitute items of Tenant’s Property (as hereinafter defined).  Landlord agrees to pay all taxes imposed upon the sale, conveyance and/or transfer of the Property by Landlord to Tenant, and Landlord shall indemnify, defend and hold harmless Tenant from and against any loss, cost or expense incurred as a result of any failure to pay any such taxes.  Landlord shall also leave in place in the Premises the existing above-ceiling supplemental air conditioning unit serving the existing phone switch/computer room in the Premises (the “Supplemental HVAC Unit”), which shall be available for Tenant’s use if desired by Tenant.  Landlord makes no representation or warranty concerning the condition of the Furniture or the Supplemental HVAC Unit, all of which Tenant agrees to accept in “as is” condition.

ARTICLE 2 - RENT

2.1.           Rent - Generally.

2.1.1.           The rents payable under this Lease (herein collectively referred to as the “Rent”) shall be and consist of (i) the Fixed Rent (as hereinafter defined in Section 2.2 below), and (ii) additional rent (herein called “Additional Charges”) consisting of Tax Payments (as hereinafter defined in Section 2.3 below), Operating Payments (as hereinafter defined in Section 2.4 below) and all other charges as shall become due from and payable by Tenant to Landlord pursuant to the terms of this Lease.  All Additional Charges shall be deemed “rent” for all purposes, including Landlord’s remedies for non-payment thereof.

2.1.2.           Tenant covenants and agrees to pay all Rent, as and when the same is due and payable hereunder, without notice or demand therefor and without any abatement, deduction or setoff for any reason whatsoever, except, in either case, as may be expressly provided in this Lease.  If, pursuant to any provision of this Lease, Tenant shall be obligated to pay any Additional Charges and no due date or payment period therefor is specified herein, then such Additional Charges shall be paid by Tenant to Landlord within thirty (30) days after being billed therefor (such bill to be accompanied by reasonable supporting documentation).  All Rent shall be paid in lawful money of the United States to Landlord at its office, or such other place, or to Landlord’s agent and at such other place, as Landlord shall designate by notice to Tenant.  All Rent shall be paid by good and sufficient check (subject to collection).

2.2.           Fixed Rent.

2.2.1.           Tenant shall pay to Landlord a fixed rent (herein called “Fixed Rent”) at the rate of TWO HUNDRED FORTY THOUSAND EIGHT HUNDRED FIFTY-THREE and 56/100 DOLLARS ($240,853.56) (i.e., $28.50 per rentable square foot of the Premises), per annum, for the period from the Commencement Date to and including the Expiration Date.

2.2.2.           The Fixed Rent shall be payable commencing on the Commencement Date and thereafter in equal monthly installments in advance on the first day of each and every calendar month during the Term, except as hereinafter provided in this Section 2.2.2.  Tenant shall pay, upon Tenant’s execution and delivery of this Lease, an amount equal to 1/12th the annual rate of Fixed Rent set forth in Section 2.2.1 above, which amount shall be applied against the Fixed Rent for the first full calendar month for which Fixed Rent is payable under this Lease following the calendar month in which the Commencement Date occurs.  If the Commencement Date or the Expiration Date occurs on a day other than the first or last day, respectively, of a calendar month, then the Fixed Rent for the partial calendar month in which the Commencement Date or the Expiration Date occurs shall be a prorated portion of a full monthly installment of Fixed Rent, and, in the case of the partial month in which the Commencement Date occurs, the prorated Fixed Rent for such partial month shall be payable on the Commencement Date.

Notwithstanding the foregoing, provided Tenant has not defaulted under this Lease beyond the expiration of any applicable grace, notice or cure period, the Fixed Rent shall be abated until and Tenant shall commence the payment of Fixed Rent on the later of (a) December 1, 2010, or (b) the two (2) month anniversary of the Commencement Date (such later date being referred to herein as the “Rent Commencement Date”).

2.3.           Tax Payments.

2.3.1.           For the purposes of this Lease, the following definitions shall apply:

“Tax Year” shall mean each calendar year (whether or not such period is fixed as the fiscal year for Taxes (as hereinafter defined) or any component thereof by any Governmental Authority) the whole or any portion of which is within the Term.  If a fiscal period fixed for any component of Taxes by any Governmental Authority is a period other than a Tax Year, then such component of Taxes shall be averaged over the number of calendar months in such fiscal period and each such monthly portion shall be included in Taxes for the Tax Year in which such calendar month occurs.

“Base Tax Year” shall mean Tax Year commencing on January 1, 2009, and ending December 31, 2009.

 “Base Tax Amount” shall mean the Taxes for the Base Tax Year.

“Tenant’s Share” shall mean a fraction (expressed as a percentage, and carried to four decimal places), the numerator of which is the number of rentable square feet contained in the Premises and the denominator of which is 348,501.  As of the date hereof, Tenant’s Share is 2.425%.

“Taxes”, for any Tax Year, shall mean (A) all real estate taxes, water and sewer rents or charges, school taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Real Property (as defined in Article 13 hereof) by any Governmental Authority, and (B) any actual out-of-pocket expenses reasonably incurred by Landlord in contesting such taxes, charges or assessments and/or the assessed value of the Real Property, which expenses shall be allocated to the Tax Year to which such expenses relate (but which expenses shall not exceed the relief or savings resulting therefrom).  Taxes shall also include all taxes assessed or imposed upon Landlord with respect to the rents received from the Real Property (but not any general income taxes, gross receipts taxes or corporate franchise taxes, except to the extent provided in the following sentence).  Taxes shall be determined based upon a fully assessed and completed Building, without exemptions or abatements applicable thereto.  If, at any time during the Term, the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of the taxes, charges or assessments now levied, assessed or imposed, there shall be levied, assessed or imposed a new tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the Real Property or the rents received from the Real Property, then such additional or substitute tax, assessment, levy, imposition, fee or charge shall be included within “Taxes” for purposes hereof.  If more than one (1) office building exists on the Real Property during any Tax Year, the Taxes for such Tax Year shall be allocated between or among such buildings in a manner reasonably determined by Landlord and consistently applied.  Finally, “Taxes” shall also include any payments in lieu of “Taxes” payable in connection with any tax exemption obtained from any Governmental Authority with respect to the Real Property.  Notwithstanding the foregoing, “Taxes” shall not include: (i) corporate franchise taxes; (ii) income taxes or taxes on gains; (iii) transfer taxes; (iv) estate, inheritance, succession or gift taxes; (v) excise or profit taxes; (vi) unincorporated business taxes; (vii) capital stock taxes; (viii) late charges, interest or penalties; (ix) special or additional assessments levied against another tenant or occupant of the Building due to improvements made by such other tenant or occupant, or levied against Landlord due to the construction of additional floors on the Building or additional buildings at the Real Property; (x) rental taxes; or (xi) gross receipts taxes.  If any Taxes are payable in installments, then Landlord shall pay such Taxes over the longest period such Taxes are permitted to be paid without interest or penalty by applicable law, and only those Taxes actually payable in a particular Tax Year shall be included in the Taxes for such Tax Year.

2.3.2.           Commencing on the first (1st) anniversary of the Commencement Date, if Taxes for any Tax Year subsequent to the Base Tax Year shall exceed the Base Tax Amount, Tenant, as hereinafter provided, shall pay to Landlord an amount (herein called the “Tax Payment”) equal to Tenant’s Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax Amount (in the case of Tax Year 2011, the Tax Payment shall be prorated for the portion of such Tax Year occurring after the first (1st) anniversary of the Commencement Date; by way of example, if the Commencement Date is November 1, 2010, the portion of Tax Year 2011 for which the Tax Payment, if any, will be prorated and payable by Tenant will be November and December 2011).  Notwithstanding the foregoing, Tenant’s obligation to pay the Tax Payment shall not commence until the expiration of twelve (12) months after the Commencement Date.  In respect of any such Tax Year which begins prior to the Commencement Date or ends after the Expiration Date, the Tax Payment shall be prorated to correspond to that portion of such Tax Year occurring within the Term.

2.3.3.           The Tax Payment for each Tax Year shall be due and payable as provided in the following provisions of this Section 2.3.3.  Landlord, at anytime prior to, during, or after the end of, any Tax Year, may deliver to Tenant a statement for the Tax Payment for such Tax Year (each such statement being herein called a “Tax Statement”).  Landlord shall invoice Tenant and Tenant shall pay to Landlord on the first day of each month during any Tax Year an amount equal to one-twelfth (1/12th) of the Tax Payment for such Tax Year.

2.3.4.           If, at any time after the delivery of any Tax Statement for any Tax Year, it is determined for any reason (including any reduction in Taxes comprising the Base Tax Amount) that the Tax Payment for such Tax Year is greater than the amount set forth on such Tax Statement, then Landlord may furnish to Tenant a revised or corrected Tax Statement for such Tax Year, and, in any such case, Tenant shall pay to Landlord the additional amount indicated by the revised or corrected Tax Statement within thirty (30) days after Tenant’s receipt thereof.  Landlord’s failure to render, or delay in rendering, a Tax Statement, or a revised or corrected Tax Statement, for any Tax Year shall not prejudice Landlord’s right to thereafter render a Tax Statement, or a revised or corrected Tax

Statement, for such Tax Year or any other Tax Year, nor shall the rendering of a revised or corrected Tax Statement for any Tax Year prejudice Landlord’s right to thereafter render a further revised or corrected Tax Statement for such Tax Year, provided that Landlord shall be required to render a Tax Statement for any Tax Year within one hundred eighty (180) days after Landlord has received the final tax bill for such Tax Year.

2.3.5.           Only Landlord shall be eligible to institute tax reduction or other proceedings to challenge Taxes or to reduce the assessed valuation of the Real Property.  Tenant hereby waives any right Tenant may now or in the future have to institute any such proceedings or otherwise challenge Taxes.  If, at any time after the delivery of any Tax Statement for any Tax Year, Landlord shall receive a refund of Taxes for such Tax Year, then Landlord shall furnish to Tenant a revised Tax Statement for such Tax Year, and, if such revised Tax Statement shall set forth a Tax Payment that is less than that set forth on the previous Tax Statement, then Landlord, within ten (10) days after Tenant’s receipt of such revised Tax Statement, shall pay to Tenant the amount of the overpayment indicated thereby (such obligation of Landlord to survive the expiration of this Lease).  Nothing contained in this Lease shall obligate Landlord to bring any application or proceeding seeking a reduction in Taxes or assessed valuation.  If the Taxes payable for the Base Tax Year or any other Tax Year are later reduced by final determination of legal proceedings, settlement, or otherwise, such reduced amount as finally determined shall become the Base Tax Amount (in the event of a reduction applicable to the Base Tax Year) or the Taxes for the Tax Year in question (in the event of a reduction applicable to a Tax Year other than the Base Tax Year) for purposes of this Lease and such reduced amount shall be used to determine the Tax Payment payable or not payable by Tenant applicable to any Tax Year affected by such reduction, and all Tax Payments theretofore paid or payable under this Lease shall be recomputed on the basis of such reduction, and, if applicable, Tenant shall pay to Landlord as an Additional Charge, within thirty (30) days after being billed therefor, any deficiency between the amount of such payments computed prior to the reduction and the amount thereof due as a result of such recomputation or Landlord shall refund or credit to Tenant any overpayment as a result of such recomputation.

2.4.           Operating Payments.

As its sole obligation with respect to Landlord’s costs for the operation, management, maintenance and/or repair of the Real Property, Tenant shall pay to Landlord as an Additional Charge to compensate Landlord for Tenant’s Share of the increase over the Base Tax Year of expenses paid or incurred by, or on behalf of, Landlord, or otherwise, in respect of the operation, management, maintenance and/or repair of the Real Property, in equal monthly installments together with Tenant’s payment of monthly installments of Fixed Rent, the following amounts for the following periods (herein called the “Operating Payments”):

(a)           $8,429.88 per annum, for the period from the first (1st) anniversary of the Rent Commencement Date to and including the day immediately preceding the second (2nd) anniversary of the Rent Commencement Date;

(b)           $17,154.84 per annum, for the period from the second (2nd) anniversary of the Rent Commencement Date to and including the day immediately preceding the third (3rd) anniversary of the Rent Commencement Date;

(c)           $26,185.08 per annum, for the period from the third (3rd) anniversary of the Rent Commencement Date to and including the day immediately preceding the fourth (4th) anniversary of the Rent Commencement Date;

(d)           $35,531.40 per annum, for the period from the fourth (4th) anniversary of the Rent Commencement Date to and including the Expiration Date.

ARTICLE 3 - TENANT’S USE AND OCCUPANCY

3.1.           Use of Premises.

3.1.1.           Tenant, subject to and in accordance with the provisions of this Lease, shall use the Premises for general office use for the operation of a technical support business (including the storage of telephone equipment needed to be readily available for use by Tenant’s staff) and for no other purpose.  Landlord represents that such use is a permitted use under the applicable provisions of the zoning ordinance of the municipality in which the Building is located.

3.1.2.           If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection.  Tenant shall at all times comply with the terms and conditions of each such license or permit.

3.2.           Building Rules and Regulations.

Tenant shall, and shall cause all Tenant Parties, to faithfully observe and comply with the rules and regulations annexed hereto as Exhibit C, and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate to Tenant in writing, which, in Landlord’s reasonable judgment, shall be necessary for the reputation, safety, care and appearance of the Real Property, or the preservation of good order therein, or otherwise in connection with the operation, management and/or maintenance of the Real Property (such rules and regulations as changed from time to time being herein called “Building Rules and Regulations”); provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Building Rules and Regulations, the provisions of this Lease shall control.  Landlord shall not be liable to Tenant for violation of the Building Rules and Regulations by any other tenant or any other person.  The Building Rules and Regulations shall be binding upon Tenant to the extent they are enforced by Landlord in a uniform and non-discriminatory manner.

3.3.           Use of Public Areas.

Tenant, incident to its use of the Premises, shall have (i) a non-exclusive right to use the Core Lavatories (as defined in Article 13 hereof) located on the floor of the Building on which the Premises are located for lavatory purposes only, and (ii) a non-exclusive right of ingress and egress to and from the Premises through the Public Areas (as defined in Article 13 hereof); subject, in all events, to the Building Rules and Regulations.

3.4.           Parking.

3.4.1.           For purposes of this Lease, the following definitions shall apply: (i) the “Parking Areas” shall mean those areas of the Land designated by Landlord, from time to time, for parking to serve the Building; (ii) the “Reserved Parking Areas” shall mean those portions of the Parking Areas designated by Landlord, from time to time, for reserved parking (i.e., for the exclusive use of one or more persons); and (iii) the “General Parking Areas” shall mean, from time to time, those portions of the Parking Areas which are not then Reserved Parking Areas.

3.4.2.           Tenant, incident to its use of the Premises, shall have the exclusive right to use seven (7) reserved parking spaces within the Reserved Parking Areas (the “Tenant’s Reserved Spaces”), which Tenant’s Reserved Spaces shall be designated by Landlord from time to time, and shall be located either behind the Building in close proximity to the loading dock of the Building or in the parking garage serving the Building in close proximity to the Storage Space (as defined in Section 15.4 hereof).  In addition, the two (2) parking spaces outside the double door exit of the Storage Space into the parking garage shall be designated for Tenant’s use for loading and unloading of vehicles.  Tenant will be responsible (i) for the internal allocation of Tenant’s Reserved Spaces (among the Tenant Parties and Tenant’s invitees) and (ii) at Tenant’s expense, for the enforcement of Tenant’s exclusive right to use Tenant’s Reserved Spaces (it being agreed that Tenant shall indemnify and hold harmless the Landlord from any claim or action brought against Landlord by any persons or entities as a result of Tenant enforcing its exclusive right to use Tenant’s Reserved Spaces).  Landlord shall, at Landlord’s expense, place a marking on each of Tenant’s Reserved Spaces indicating that the same is a reserved parking space.

3.4.3.           In addition to Tenant’s Reserved Spaces, Tenant, incident to its use of the Premises, shall have the right to use, and permit the Tenant Parties and Tenant’s invitees to use, twenty-eight (28) parking spaces located in the General Parking Areas, on a “first come, first served” basis in common with other persons designated by Landlord, subject, in all events, to the Building Rules and Regulations; provided, however, that at no time shall Tenant use, or permit the Tenant Parties or Tenant’s invitees to use, in the aggregate, more than thirty-five (35) parking spaces (including Tenant’s Reserved Spaces).

3.5.           Tenant’s Signage.

Tenant, incident to its use of the Premises, shall have the right to install and maintain a sign (consisting solely of lettering identifying Tenant’s business name) on the entrance door for the Premises (such sign being herein called “Tenant’s Entrance Sign”), provided, that (i) the location, dimensions, design, materials and content of such sign shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) the installation of such sign shall be deemed “Alterations” and, accordingly, shall be performed subject to and in accordance with the provisions of Section 5.1 hereof, (iii) Landlord, at its expense, shall have the right to temporarily remove any sign when necessary or desirable in connection with the operation, management or maintenance of the Real Property (e.g., to paint or incident to the performance of any alterations or repairs), and (iv) the installation and maintenance of such sign shall otherwise be subject to the Building Rules and Regulations.  Except as provided in this Section 3.5, Tenant shall not have the right to install or maintain any signs in or at the Real Property which are either located outside of the Premises or otherwise visible from the outside of the Premises.

3.6.	Telecommunications.

Tenant shall not be required to use a telecommunications and/or data service provider(s) designated by Landlord for the provision of telecommunications and/or data services to the Premises, but shall be able to select its own designated telecommunications and/or data service provider(s) (herein called “Tenant’s Communications Provider”) for such purpose in accordance with the provisions of this Section 3.6 and Section 4.9.  Notwithstanding the foregoing, however, access to the Building by Tenant’s Communications Provider shall be subject to Landlord’s reasonable requirements relating to such access, including, but not limited to, if Tenant’s Communications Provider is not already providing telecommunications and/or data service to one or more other tenants in the Building, Tenant’s Communications Provider entering into a right-of-entry agreement with Landlord in form and on such terms as are reasonably required by Landlord (but such agreement shall not require payment by Tenant’s Communications Provider of any consideration for access to the Building).  Such terms shall be commercially reasonable and non-discriminatory, and consistent with the terms for which Landlord is then willing to allow access to the Building for telecommunications and/or data service providers generally.

ARTICLE 4 - UTILITIES AND SERVICES

4.1.           Definitions.

As used herein, the terms “Business Hours” shall mean the hours between 8:00 a.m. and 6:00 p.m. on Business Days, and the hours between 8:00 a.m. and 1:00 p.m. on Saturdays (other than Saturdays which are Holidays), and “Business Days” shall mean all days except Saturdays, Sundays and Holidays.  The term “Holidays” shall mean New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, Christmas and any other days which shall be observed by both the federal and the state governments as legal holidays.

The term “Building Services” shall mean the services required to be provided to Tenant by Landlord pursuant to this Article 4.

4.2.           Electricity.

Landlord, subject to and in accordance with the provisions of this Section 4.2, shall furnish electricity to Tenant for use in the Premises:

(a)           Landlord shall furnish the electricity which Tenant shall require in the Premises for lighting and other normal and customary office uses.  Tenant shall pay to Landlord, as an Additional Charge, the sum of Three and 25/100 Dollars ($3.25) per rentable square foot of the Premises per year.  This sum shall be payable to Landlord in advance on a monthly basis together with Fixed Rent and shall represent the cost of all such electricity furnished Tenant at the Premises, based on six (6) watts per usable square foot of Premises.  Notwithstanding the foregoing, Landlord and Tenant acknowledge that the Supplemental HVAC Unit is connected to a submeter for measurement of the electricity consumed thereby, and, if Tenant utilizes the Supplemental HVAC Unit, Tenant shall pay for the electricity consumed thereby as measured by such submeter in the same manner as provided for Tenant’s Submeter under Section 4.2(b) below.

(b)           (i)           Tenant shall be entitled to elect, at Tenant’s expense (or Landlord, if Landlord reasonably determines that Tenant is using in excess of six (6) watts per usable square foot of the Premises, shall be entitled to elect, at Landlord’s expense), to have Landlord furnish, install and maintain at any time during the Term one or more electrical submeters to measure Tenant’s demand and consumption with respect to the electricity furnished by Landlord (such submeter(s) being herein called “Tenant’s Submeter”).  In such event, Tenant, throughout the remainder of the Term following the installation of Tenant’s Submeter, shall pay Landlord, instead of the charge set forth in Section 4.2(a) above for such electricity as measured by Tenant’s Submeter at the rates set forth in, and otherwise pursuant to the provisions of, this Section 4.2(b).

 (ii)           Tenant, for any billing period, shall pay Landlord an amount determined by applying (i) Tenant’s electrical demand (measured in KWs) and consumption (measured in KWHRs) for such period, as measured by Tenant’s Submeter, to (ii) the rate schedule (inclusive of all taxes, surcharges and other charges payable thereunder or in connection therewith) of the utility company serving the Building (herein called the “Utility Company”) which is charged to Landlord  for such period.  Tenant shall pay the amount due for any billing period within thirty (30) days after being billed therefor, which bills Landlord may render from time to time (but no more frequently than monthly).  Tenant shall also pay to Landlord an amount equal to the actual out-of-pocket costs reasonably incurred by Landlord to a meter company or otherwise in respect of having Tenant’s Submeter read and having bills prepared and delivered based upon such readings.

(c)           Landlord shall not be required to furnish, and Tenant shall not install a connected load (including all of Tenant’s equipment and systems, but excluding the Building Systems) or otherwise draw, in excess of six (6) watts per usable square foot of the Premises.

(d)           If any tax is imposed upon Landlord’s receipts from the sale or resale of electric energy to Tenant (directly or indirectly through a general tax on such receipts) by any federal, state or municipal authority, then Tenant shall pay, or reimburse Landlord, such taxes (or its share thereof) in addition to the charges for electricity payable pursuant to Section 4.2(a) or 4.2(b) above.

(e)           Tenant will at all times comply with all rules and regulations of the Utility Company, to the extent the same are applicable to its use of electric energy in the Premises.

(f)           Tenant’s use of electric energy shall never exceed the capacity of the then existing feeders, risers or wiring installations serving the Premises.

(g)           Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if (i) the supply of electric energy to the Premises is temporarily interrupted, or (ii) the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements, except to the extent resulting from the willful misconduct or negligence of Landlord or any Landlord Party.

(h)           Tenant, at its option, may request Landlord to furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises; and in such event, Tenant shall pay to Landlord or its designated contractor within thirty (30) days after demand therefor the then established Building-wide charges therefor of Landlord or its designated contractor, as the case may be.

 (i)           If permitted by applicable Legal Requirements, Landlord, at its expense, shall have the right at any time and from time to time during the Term to either contract for electric service and/or supply from a different Utility Company or Utility Companies (each herein called an “Alternate Service Provider”) or continue to contract from the existing Utility Company and in either case subject to the provisions of this Section 4.2(b) but not at any additional cost to Tenant.  Tenant shall cooperate with Landlord, any then-existing Utility Company and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Utility Company, and any Alternate Service Provider reasonable access (upon reasonable prior notice from Landlord) to the Building’s electric lines, feeders, risers, wiring and other electrical equipment, if any, located within the Premises.  In so accessing the Premises, Landlord shall, and shall endeavor to cause any Alternate Service Provider to, use commercially reasonable efforts to minimize interference with Tenant’s business operations in the Premises.

4.3.           Water.

Landlord, at its expense, shall furnish reasonable quantities of potable hot and cold water to and within the Premises (i.e., kitchenette) and to the Core Lavatories located on the floor(s) on which the Premises are located for core lavatory and cleaning purposes only, and otherwise as may be included in the Initial Tenant Work.  If Tenant shall require water for any other purposes, then (i) Landlord need only furnish additional cold water for such other purposes, which additional cold water shall be furnished to a point in the Building’s core on the floor(s) on which the Premises are located, and (ii) Landlord may install and maintain, at Tenant’s expense, one or more meters to measure Tenant’s consumption of such additional water (in which event, Tenant, periodically within thirty (30) days after demand, shall pay Landlord for such additional water based upon the readings of such meter or meters).  Tenant, at its expense, shall be solely responsible for distributing within the Premises any additional cold water furnished pursuant to this Section 4.3, and, to the extent Tenant requires hot water, for heating any cold water furnished pursuant to this Section 4.3 (other than hot water furnished by Landlord to and within the Premises kitchenette and to the Core Lavatories as provided in the first sentence of this Section 4.3).

4.4.           HVAC Service.

4.4.1.           Landlord, during Business Hours, shall furnish heat, ventilation and air conditioning (“HVAC”) to the Premises as may be reasonably required (except as otherwise provided in this Lease and except for any special requirements of Tenant arising from its particular use of the Premises) for reasonably comfortable occupancy of the Premises.

4.4.2.           If Tenant shall require HVAC services at any time other than during Business Hours (herein called “Overtime HVAC Service”), Landlord shall furnish such HVAC Overtime Service, subject to receiving advance notice from Tenant as follows: (a) as to any Business Day upon which Tenant requires such overtime service prior to 8:00 a.m., upon being notified by Tenant no later than 2:00 p.m. on the Business Day immediately preceding such date; (b) as to any Business Day upon which Tenant requires such overtime service after 6:00 p.m., upon being notified by Tenant no later than 2:00 p.m. on such date; and (c) as to any day which is not a Business Day upon which Tenant requires such overtime service, upon being notified by Tenant no later than 4:00 p.m. on the Business Day immediately preceding such date.  Tenant, in respect of such Overtime HVAC Service, shall pay to Landlord, within thirty (30) days after demand therefor, an amount equal to the Hourly Rate (as hereinafter defined) per hour of Overtime HVAC Service; it being agreed that (x) should Tenant request Overtime HVAC Service after Business Hours on a Business Day, Landlord shall have the right to commence furnishing such service immediately following the expiration of Business Hours, and (y) should Tenant request Overtime HVAC Service prior to Business Hours on a Business Day, Landlord shall have the right to continue furnishing such service until the commencement of Business Hours; and, in either case, Tenant shall be required to pay Landlord as herein provided whether or not Tenant utilizes such service during all hours that are requested by Tenant and Landlord is furnishing same pursuant to Tenant’s request.  Tenant shall comply fully with such reasonable rules and regulations as Landlord may enact in connection with its furnishing of Overtime HVAC Service.  As of the date hereof, the “Hourly Rate” for each hour or fraction thereof shall be one hundred sixty dollars ($160.00) per hour; provided, however, that, from and after the date hereof, Landlord shall have the right to increase the Hourly Rate, but only in proportion to increases in Landlord’s costs of providing such Overtime HVAC Service.

4.5.           Access.

Landlord shall provide Tenant with 24 hour a day, 7 day week, use of the Parking Areas and access to the Premises and the Storage Space.  Such access shall be subject, however, in all events, to the Building Rules and Regulations.

4.6.           Cleaning.

Landlord shall cause the Premises, including the exterior and the interior of the Building’s exterior windows serving the Premises, to be cleaned in accordance with the provisions of Exhibit D attached to this Lease and made a part hereof.  Tenant, however, shall pay to Landlord, within thirty (30) days after demand, the actual out-of-pocket costs reasonably incurred by Landlord for (x) extra cleaning work in the Premises required because of (i) carelessness, misuse or neglect on the part of Tenant or its subtenants or its or their employees or visitors, and (ii) non-Building standard materials or finishes installed by Tenant or at its request, (y) removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in business office occupancy or at times other than Landlord’s standard cleaning times (if Tenant so requests such service), and (z) the use of the Premises by Tenant other than during Business Hours.  Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, training rooms, data processing or reproducing operations, private lavatories or toilets or other special purposes to the extent such areas require greater or more difficult cleaning work than office areas and Tenant agrees, at Tenant’s expense, to retain Landlord’s cleaning contractor to perform such cleaning, provided that the cost charged therefor is commercially competitive.  Landlord and its cleaning contractor shall have access to the Premises, and the right to use, without charge therefor, all light, power and water in the Premises, as is reasonably required to clean the Premises as required under this Section 4.6.

4.7.           Building Directory.

Landlord shall maintain a main directory for the Building’s tenants and other occupants and a directory of tenants in the elevator lobby of the floor on which the Premises are located (which directories, from time to time, may be either manual or computerized), and provide Tenant (together with its permitted subtenants) with a listing on each such directory.  Landlord, from time to time, shall, at Tenant’s expense, make such changes in the listings as Tenant shall request.

4.8.           Interruptions.

Notwithstanding anything to the contrary contained in this Lease, Landlord reserves the right, without liability to Tenant and without it being deemed a default hereunder or a constructive eviction, to stop or interrupt any Building System(s) or Building Service(s) at such times as may be reasonably necessary and for as long as may reasonably be required by reason of the making of alterations and/or repairs in or to the Real Property or any portion thereof, or one or more Events of Force Majeure.  Landlord shall have no liability to Tenant as a result of any such stoppage or interruption (but Landlord shall use commercially reasonable efforts to promptly restore any interrupted Building System or Building Service, and, in scheduling any such interruption, shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s operations in the Premises).  Notwithstanding the foregoing, if (a) there is an interruption or stoppage of any Building System or Building Service and the cause or cure of such interruption is within Landlord’s reasonable control (herein called a “Landlord Controlled Interruption”), and such interruption is not due to any negligence or willful misconduct by Tenant or any Tenant Party, and (b) such Landlord Controlled Interruption materially and adversely interferes with Tenant’s use of the

Premises (or a portion thereof) during Business Hours for more than seven (7) consecutive Business Days after Tenant delivers written notice thereof to Landlord, then during the period of time such condition continues beyond such seventh (7th) consecutive Business Day, Tenant shall be entitled to an equitable abatement of Rent for all or the affected portion of the Premises, as applicable.  Such Rent abatement shall cease immediately upon the earlier to occur of (i) the cessation of such Landlord Controlled Interruption or (ii) Tenant’s re-commencement of use of all or the affected portion of the Premises, as applicable, for the operation of Tenant’s business therein.

4.9.           Access to Telecommunications and/or Data Service Demarcation Point.

Landlord, at no cost to Tenant, but subject to Landlord’s reasonable installation requirements, shall allow Tenant the right of way to install a single telecommunications and data cable between the Premises and the Storage Space to allow Tenant and Tenant’s Communications Provider to install and maintain Tenant’s telecommunications and/or data service in and between the Premises and the Storage Space.  Subject to such reasonable requirements of Landlord, Tenant and Tenant’s Communications Provider may use existing conduit, cabling and wiring within the Building to accomplish such purpose at no cost, so long as such use does not adversely affect telecommunications and/or data service provided to other existing tenants in the Building.  Any additional cabling, wiring or other equipment or material installed by Tenant or Tenant’s Communications Provider for such purpose shall, at Landlord’s option, be removed by Tenant at the expiration or sooner termination of this Lease.

ARTICLE 5 - TENANT’S ALTERATIONS, IMPROVEMENTS AND PROPERTY

5.1.           Tenant’s Alterations.

5.1.1.           Except as otherwise provided herein, Tenant shall not make any Alterations (as defined below) of any nature without Landlord’s prior written approval as hereinafter provided.  So long as Tenant complies with the provisions of this Section 5.1 and there shall not otherwise exist an Event of Default under this Lease, Landlord’s approval of proposed Alterations shall not be unreasonably withheld, conditioned or delayed, unless the proposed Alterations are Material Alterations (as hereinafter defined).  As used herein, the following terms shall have the following meanings: (I) “Alterations” shall mean any alterations made, or proposed to be made, by Tenant in or to the Premises; and (II) “Material Alterations” shall mean any Alterations which (a) affect the exterior (including the appearance) of the Building or any other portion of the Building outside of the Premises, (b) are structural or affect the structural elements of the Building, or (c) affect the usage or the proper functioning of the Building Systems or any part thereof.  Tenant shall not be required to obtain Landlord’s consent for Alterations, if such Alterations (i) are not Material Alterations, do not require a construction or building permit, and cost (as an entire Alterations project) less than Fifty Thousand and 00/100 Dollars ($50,000.00), or (ii) are purely cosmetic or decorative (i.e., painting, wall coverings and/or carpeting).

5.1.2.           Except for those Alterations described in the last sentence of Section 5.1.1, Tenant shall request Landlord’s written approval of any Alterations only by written notice to Landlord, which notice shall be accompanied, if applicable, by two (2) sets of detailed plans and specifications setting forth all such Alterations (such plans and specifications, with respect to any Alterations, being herein called the “Tenant Plans”).  All Tenant Plans requiring architectural drawings shall be prepared at Tenant’s expense by an architect licensed to practice in the State of New York.  Landlord shall not unreasonably withhold, condition or delay its approval of any proposed non-Material Alterations.  If Landlord withholds its approval to any proposed Alterations, it shall provide Tenant written notice thereof, which notice shall include Landlord’s reasons therefor.  If Landlord has not notified Tenant in writing of Landlord’s disapproval of proposed non-Material Alterations within ten (10) Business Days after Landlord’s receipt of Tenant’s notice requesting approval therefor, Landlord shall be deemed to have approved such non-Material Alterations, so long as the notice requesting Landlord’s approval therefor included the following language, in bold, all capitalized, conspicuous lettering: “YOU ARE HEREBY NOTIFIED THAT THIS IS A REQUEST FOR APPROVAL OF NON-MATERIAL ALTERATIONS, AND, THEREFORE, THAT IF YOU HAVE NOT NOTIFIED US IN WRITING OF YOUR DISAPPROVAL OF SUCH PROPOSED NON-MATERIAL ALTERATIONS WITHIN TEN (10) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE, YOU SHALL BE DEEMED TO HAVE APPROVED SUCH NON-MATERIAL ALTERATIONS.”

5.1.3.           (a)           Tenant, in connection with any Alterations, shall (i) reimburse Landlord for all actual out-of-pocket costs reasonably incurred by Landlord (including the reasonable fees of any outside architect, engineer or other professional employed by Landlord) in connection with any review of any Tenant Plans or any other items submitted by Tenant in connection therewith, and (ii) (A) in the event Tenant elects to have Landlord’s designated construction manager for the Building (herein called “Landlord’s Construction Manager”) provide construction management services with respect to such Alterations, Tenant shall pay Landlord’s Construction Manager ten percent (10%) of the aggregate cost of such Alterations as compensation for such construction management services, or (B) in the event Tenant does not elect to have Landlord’s Construction Manager provide construction management services with respect to such Alterations, Tenant shall pay Landlord’s Construction Manager a general supervision fee of five percent (5%) of the aggregate cost of such Alterations as compensation for general oversight and coordination by Landlord’s Construction Manager.  Prior to commencing such Alterations, Tenant (i) shall furnish Landlord with an estimate of the cost of such Alterations (which estimate shall be subject to Landlord’s reasonable review and approval), and (ii) shall pay to Landlord’s Construction Manager the estimated amount of the construction management or general supervision fee described in the preceding sentence.

 (b)           Tenant acknowledges that any review or approval by Landlord of any Tenant Plans with respect to any Alterations, and/or any on-site inspections of any Alterations, and/or any supervision by Landlord of Alterations, are solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency of any such Tenant Plans or Alterations, or the compliance thereof with Legal Requirements, Insurance Requirements or the provisions of this Lease, and Landlord shall have no liability or responsibility therefor.

5.1.4.           Alterations shall be performed only by contractors that have been first approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed.

5.1.5.           Tenant shall cause all Alterations to be diligently performed to completion in accordance with the Tenant Plans approved by Landlord (if applicable), in compliance with Legal Requirements and Insurance Requirements, and otherwise in a good and workmanlike manner (using materials at least equal in quality and class to the then standards for the Building).  Tenant, at its expense, shall obtain (and furnish true and complete copies to Landlord of) all governmental permits and certificates required for the commencement and prosecution of Alterations and for final approval thereof upon completion.  Landlord shall reasonably assist (at Tenant’s request) Tenant with respect to Tenant’s procurement of such permits and certificates, and Tenant shall reimburse Landlord for its actual out-of-pocket reasonable costs incurred by reason thereof.  Alterations shall be performed in such manner as not to interfere with, or impose any additional expense (except to the extent Tenant reimburses Landlord therefor) upon, Landlord in the operation, management, maintenance and/or repair of the Real Property; without limiting the generality thereof, to the extent any Alterations are performed on an overtime basis, Tenant shall reimburse Landlord all additional actual out-of-pocket reasonable costs incurred by Landlord by reason thereof.  Throughout the performance of any Alterations, Tenant, at its expense, shall carry, or cause to be carried, (i) workers’ compensation insurance in statutory limits, and (ii) such general liability insurance and other insurance as Landlord shall reasonably require (but not in excess of the insurance Tenant may be required to carry under Section 8.1 hereof).  Tenant, promptly upon the completion of any Alterations, shall deliver to Landlord “as built” drawings therefor, if applicable.

5.1.6.           Tenant, in connection with any Alterations or any other work, shall comply with and observe, and shall cause each of its contractors to comply with and observe, the rules and regulations annexed hereto and made a part hereof as Exhibit E, and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate to Tenant in writing (such rules and regulations, as changed from time to time, being herein called the “Alteration Rules and Regulations”); provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Alteration Rules and Regulations, the provisions of this Lease shall control.

5.1.7.           Before proceeding with any Alterations having a cost, as a single Alterations project, of at least One Hundred Thousand and 00/100 Dollars ($100,000.00), at Landlord’s request, Tenant shall cause its contractor to furnish to Landlord, as security for the full completion of such Alterations, a payment and performance bond issued by a bonding company reasonably satisfactory to Landlord naming Tenant as beneficiary and, if agreeable to its surety, Landlord as additional beneficiary, which bond (i) shall be in an amount equal to one hundred percent (100%) of the quoted cost of such Alterations (including the portion of such cost, if any, that Landlord has agreed to pay), (ii) shall not require any payment as a condition to the bonding company performing its obligations under the bond, and (iii) shall otherwise be in a form reasonably satisfactory to Landlord.

5.2.           Tenant’s Improvements and Tenant’s Property.

5.2.1.           For purposes of this Lease, the following definitions shall apply:

“Tenant’s Improvements” shall mean all improvements, betterments, fixtures (inclusive of removable trade fixtures), equipment and appurtenances attached to or built into the Premises by or on behalf of Tenant (whether or not at Tenant’s expense) during the Term, including the Initial Tenant Work and all Alterations (and including Tenant’s line, riser and other connections to the Building Systems and any separate HVAC, electrical or other mechanical system or facility installed by or on behalf of Tenant), but excluding Tenant’s Property.

“Tenant’s Property” shall mean all office furniture and equipment, movable partitions, removable trade fixtures, communications equipment and other articles of movable personal property owned or leased by Tenant and located in the Premises, including floor and/or wall coverings and computer/data and telephone cables.  For purposes of this Lease, Tenant’s Entrance Sign shall be deemed Tenant’s Property.

5.2.2.           All Tenant’s Improvements, upon the installation thereof, shall be and remain Landlord’s property and shall not be removed by Tenant at anytime during the Term (except in connection with permitted Alterations) or upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, upon notice to Tenant given (i) at the time Landlord grants its approval therefor for Alterations for which Landlord’s approval has been granted, or (ii) no later than thirty (30) days prior to the Expiration Date for Alterations for which Landlord’s approval has not been granted, Landlord may require Tenant, at Tenant’s expense, to remove all or any portion of any Tenant’s Improvements prior to the expiration of this Lease (or within thirty (30) days following the earlier termination hereof).  Tenant shall not be required to remove the Initial Tenant Work at the end of the Term.  In any such event, Tenant shall repair any damage to the Real Property (including the Premises) resulting from any such removal and restore any affected areas thereof, with the exception of normal wear and tear, damage from fire or other casualty, eminent domain or condemnation, and repairs that are not the responsibility of Tenant under this Lease.

5.2.3.           All Tenant’s Property shall be and shall remain the property of Tenant throughout the Term and may be removed by Tenant at any time during the Term.  Upon the expiration of this Lease (or within thirty (30) days after the earlier termination hereof), Tenant, at its expense, shall remove all Tenant’s Property from the Premises (including, if Landlord has notified Tenant at least thirty (30) days in advance of such expiration or earlier termination that Landlord so requires, all telephone, telecommunications and computer/data cabling).  Tenant shall repair any damage to the Real Property (including the Premises) resulting from any removal of Tenant’s Property and shall restore any affected areas of the Real Property, with the exception of normal wear and tear, damage from fire or other casualty, eminent domain or condemnation, and repairs that are not the responsibility of Tenant under this Lease.  Any items of Tenant’s Property which shall remain in the Premises after the expiration of this Lease (or, as the case may be, within thirty (30) days following an earlier termination of this Lease), may, at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine.

5.3.           Title, Mechanics Liens, Union Conflicts, Etc..

5.3.1.           All Alterations shall be fully paid for by Tenant.  No Tenant’s Improvements shall be subject to any conditional bills of sale, chattel mortgage or other title retention agreements.

5.3.2.           Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from, or otherwise connected with, Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any Tenant Party, which shall be issued by any Governmental Authority.  Tenant shall defend, indemnify and hold harmless Landlord from and against any and all mechanic’s and other liens and encumbrances filed in connection with Alterations, or any other work, labor, services or materials done for or supplied to Tenant or any Tenant Party and from and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon.  Tenant, at its expense, shall procure the satisfaction or discharge of record by bonding, payment or otherwise, of all such liens and encumbrances within thirty (30) days after knowledge or notice thereof.

5.3.3.           Tenant shall not perform any Alterations, or otherwise perform any work or conduct any activities in or about the Real Property, in a manner which violates any of Landlord’s union contracts affecting the Real Property, or create any work stoppage, picketing, labor disruption or dispute or any interference with the operation, management and/or maintenance of the Real Property.  Tenant shall immediately stop, or cause to be stopped, any work or other activity in violation of this Section 5.3.3 upon notice thereof from Landlord.

ARTICLE 6 - RESERVATION OF REAL PROPERTY; LANDLORD’S ACCESS

6.1.           Reservation of Real Property.

6.1.1.           Except for the Premises (which, for purposes of this Lease, shall consist only of the space within the inside surfaces of all demising and exterior walls, hung ceilings, floors, windows and doors bounding the Premises), all of the Real Property, including the Land and the Base Building, is reserved to Landlord and persons authorized by Landlord, subject only to any rights of Tenant to use areas of the Real Property outside of the Premises that may be expressly provided for hereunder.

6.1.2.           Landlord, without limiting the generality of the foregoing, hereby reserves the following rights upon reasonable prior written notice to Tenant (except in the case of an emergency): (a) the right to change the name and/or address of the Building, together with the exclusive right to use the name of the Building, at any time and from time to time; (b) the right to make, or permit to be made, such alterations and/or repairs in or to the Real Property or any part thereof (other than to the interior of the Premises), as Landlord shall deem necessary or desirable; and (c) the right to close or render inoperable any part of the Real Property (outside of the Premises), so long as access to the

Premises and reasonable parking consistent with the requirements of this Lease are maintained.  In exercising its rights under this Section 6.1.2, Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s operations in the Premises.

6.2.           Landlord’s Access to Premises.

Landlord, and persons authorized by Landlord, shall have the right, upon reasonable notice (or, in the case of an emergency, without notice) to enter upon and/or pass through the Premises, at reasonable times (or, in the case of an emergency, at any time or times), for one or more of the following purposes: (a) to examine and/or inspect the Premises or any portions of the Real Property accessible through the Premises, (b) to show them to actual and prospective purchasers, Underlying Lessors or Mortgagees, or, during the last twelve (12) months of the Term, prospective tenants of the Building or any part thereof, (c) to make such alterations and/or repairs in or to the Real Property (other than to the interior of the Premises) or any part thereof as Landlord, or persons authorized by Landlord, are required or desire to make, (d) to make such alterations and/or repairs in or to the Premises or any part thereof as Landlord is required or permitted to make, and/or (e) to read any utility meters located therein.  Landlord, and such authorized persons, may take all materials into and upon the Premises that may be reasonably required in connection therewith.  In exercising its rights under this Section 6.2, Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s operations in the Premises.

ARTICLE 7 - QUIET ENJOYMENT; UNDERLYING INTERESTS

7.1.           Quiet Enjoyment.

So long as Tenant pays all of the Rent and observes and performs all of Tenant’s other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises without hindrance, ejection or molestation by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease and to all Mortgages and Underlying Leases.

7.2.           Underlying Interests.

7.2.1.           For purposes of this Lease, the following definitions shall apply:

“Mortgage” shall mean any mortgage or deed of trust which may now or hereafter affect the Land and/or the Building, or any part of either (whether or not such mortgage or deed of trust shall also cover other properties), and shall include each and every advance made or hereafter to be made under such mortgage or deed of trust, and to each and every renewal, modification, replacement or extension of such mortgage or deed of trust and any spreader or consolidation of such mortgage or deed of trust, and “Mortgagee” shall mean any  holder of any Mortgage.

“Underlying Lease” shall mean any ground lease, overriding lease or underlying lease of the Land and/or the Building, or of the portion of the Building of which the Premises are a part, now or hereafter existing, and “Underlying Lessor” shall mean any lessor under an Underlying Lease.

7.2.2.           This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all Underlying Leases and Mortgages existing as of the date hereof and, subject to Tenant’s receipt of a written Nondisturbance Agreement (as hereinafter defined) from the holder thereof, to all Underlying Leases and Mortgages coming into existence after the date hereof.  This Section 7.2.2 shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, an Underlying Lessor or a Mortgagee may reasonably request to evidence such subordination.  In the event that any Mortgagee or Underlying Lessor or any designee of any Mortgagee or Underlying Lessor notifies Tenant of a default under the Mortgage or Underlying Lease and directs that Tenant pay its Rent and all other sums due under the Lease to such party, Tenant shall honor such direction without inquiry and pay its Rent and all other sums due under the Lease in accordance with such notice. Landlord agrees that Tenant shall have the right to rely on any such notice from the Mortgagee or Underlying Lessor or any designee of any Mortgagee or Underlying Lessor without incurring any obligation or liability to Landlord, and Tenant is hereby instructed to disregard any notice to the contrary received from Landlord or any third party.

7.2.3.           If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to abate or offset against the payment of Rent or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Mortgagee and each Underlying Lessor whose name and address shall previously have been furnished to Tenant in writing, and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Underlying Lessor shall have become entitled under such Mortgage or Underlying Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy plus thirty (30) days), provided such Mortgagee or Underlying Lessor shall give Tenant notice of its intention to, and with due diligence commence and continue to, remedy such act or omission.

7.2.4.           At any time prior to the expiration of the Lease Term, if any Mortgagee or Underlying Lessor, or any designee of any Mortgagee or Underlying Lessor or any other person, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”), and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment.  Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that such

Successor Landlord shall not be (i) liable for any previous act or omission of Landlord (other than ongoing acts or omissions of which such Successor Landlord had prior written notice), (ii) responsible for any monies owing by Landlord to the credit of Tenant with respect to periods prior to the date of such Successor Landlord’s succeeding to the rights and interests of Landlord, (iii) bound by any covenant to undertake or complete any work in the Premises or to provide an allowance therefor, except for such provisions specifically applicable to periods after the date of such Successor Landlord’s succeeding to the rights and interests of Landlord, (iv) subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord, except as specifically set forth in this Lease, (v) except as permitted by the Mortgage or Underlying Lease, bound by any payments of Fixed Rent which Tenant might have made for more than one (1) month in advance to Landlord, (vi) required to account for any security deposit other than any security deposit actually delivered to such Successor Landlord except to the extent that such Successor Landlord actually comes into exclusive possession of same, or (vii) bound by any modification of this Lease made without such Successor Landlord’s written consent.

7.2.5.           Landlord shall use commercially reasonable efforts to obtain from any existing (within thirty (30) days of the Commencement Date or as soon thereafter as practicable) or future Mortgagee or Underlying Lessor a Nondisturbance Agreement (as hereinafter defined) with respect to this Lease.

7.2.6.           As used herein, the term “Nondisturbance Agreement” shall mean an agreement between Tenant and the Mortgagee of a Mortgage or the Underlying Lessor of an Underlying Lease, pursuant to which such Mortgagee or Underlying Lessor agrees that so long as Tenant is not in default under the terms of this Lease (beyond any applicable notice and/or cure period), and provided Tenant attorns to said Mortgagee or Underlying Lessor as herein provided, Tenant’s possession of the Premises under and in accordance with the terms of this Lease shall not be disturbed and Tenant’s rights under this Lease shall not be affected by a foreclosure of such Mortgage or termination of such Underlying Lease, and that, upon such foreclosure or termination, this Lease shall continue as a direct lease between the purchaser in foreclosure or the Underlying Lessor, as Landlord, and Tenant, as Tenant.  Tenant agrees to accept the applicable Mortgagee or Underlying Lessor’s standard form of Nondisturbance Agreement, and to execute such standard form, so long as such standard form provides materially the terms set forth in this Section 7.2.6 and/or such other customary terms as are found in typical standard forms of subordination, nondisturbance and attornment agreements of major commercial lenders, and is reasonably acceptable to Tenant.  Tenant shall be responsible for the payment of any fees and other costs charged by any Mortgagee or Underlying Lessor in connection with any such Nondisturbance Agreement, including reasonable legal costs incurred by such Mortgagee or Underlying Lessor in connection with the preparation, negotiation or review of such Nondisturbance Agreement.

ARTICLE 8 - BASIC LEASE OBLIGATIONS

8.1.           Insurance.

8.1.1.           (a)           Tenant, at its expense, shall maintain, at all times during the Term, (i) “all risk” property insurance covering all Tenant’s Improvements and Tenant’s Property to a limit of not less than the full replacement cost thereof, (ii) commercial general liability insurance, including blanket contractual liability coverage, with limits of not less than Three Million Dollars ($3,000,000) combined single limit for personal injury and property damage liability in any one occurrence, (iii) commercial business interruption insurance sufficient to cover an interruption of Tenant’s business in the Premises for a period of two hundred seventy (270) days, and (iv) such other insurance, with such limits, as Landlord shall from time to time reasonably require Tenant to maintain (so long as such insurance is reasonably consistent with insurance typically required to be carried by tenants in buildings reasonably comparable to the Building located in the general vicinity of the Building).  Landlord may, from time to time (but not more frequently than once per calendar year), require that the limits of the aforesaid insurance be increased (but not in excess of the amounts thereof typically required to be carried by tenants in buildings reasonably comparable to the Building located in the general vicinity of the Building).  The deductibles of any insurance required to be maintained by Tenant shall be in amounts reasonably satisfactory to Landlord.  Landlord (or, at Landlord’s option, any Mortgagee or Underlying Lessor) shall be named as a “loss payee” under the insurance policies providing “all risk” property coverage on Tenant’s Improvements; and Tenant shall reasonably cooperate with Landlord in connection with the collection of any insurance proceeds thereunder.  Landlord and its managing agent, if any, and each Mortgagee and Underlying Lessor whose name and address shall previously have been furnished to Tenant in writing shall be named as additional insureds under Tenant’s insurance policies providing general liability coverage.  Each of the insurance policies required to be maintained pursuant to this Section 8.1.1 shall be issued by companies licensed to do business in the State of New York having a  Best’s rating of A+:VII or better, and otherwise reasonably acceptable to Landlord, and shall contain a provision whereby the same cannot be cancelled or modified unless Landlord and any additional insureds are given at least thirty (30) days’ prior written notice thereof.  Tenant, at least ten (10) days prior to the Commencement Date, and thereafter (for renewals of existing policies) at least ten (10) days prior to the date of expiration of any existing policy, shall deliver to Landlord a duplicate original insurance policy, an insurance binder (countersigned by the insurer), or Evidence of Insurance (in form ACORD 27) for each insurance policy required to be carried by Tenant hereunder.  The insurance required to be carried by Tenant hereunder may be carried under a blanket insurance policy, so long as no claim under such policy with respect to a location other than the Premises shall cause the limits of such policy applicable to the Premises to be less than the limits required above.

(b)           Landlord agrees to maintain in full force and effect, during the Term of this Lease, property damage insurance on the Building and commercial general liability insurance, in such form and having such limits as are reasonably determined by Landlord.

8.1.2.           Tenant shall not violate, or permit any Tenant Party to violate, any Insurance Requirements or any terms or conditions imposed by any insurance policy then issued in respect of the Real Property.  If, as a result of any act or omission by Tenant (including a default under the immediately preceding sentence), other than the mere use of the Premises for general office use, the premiums on any insurance policy issued in respect of the Real Property shall be higher than the same would otherwise be, then, without limiting any other rights or remedies that Landlord may have on account thereof, Tenant, within thirty (30) days after demand, shall pay Landlord an amount equal to the part of such insurance premiums attributable to such act or omission; for which purposes, a schedule of “make-up” rates issued by, or any other finding of, any insurance rating organization having jurisdiction over, or otherwise making rates or findings in respect of, the Real Property shall be conclusive evidence of the rates and facts therein stated.

8.1.3.           Each party agrees to have included in each of its “all risk” insurance policies (insuring the Base Building in case of Landlord, and insuring Tenant’s Improvements and Tenant’s Property in the case of Tenant) a waiver of the insurer’s right of subrogation against the other party during the Term.  Each party hereby releases the other party, with respect to any claim (including a claim for negligence) which it might otherwise have against the other party, for loss, damage or destruction with respect to its property occurring during the Term, if, and to the extent, such loss, damage or destruction is, or under this Section 8.1 is required to be, insured under a policy or policies containing a waiver of subrogation.

8.2.           Indemnification.

8.2.1.           Subject to the terms of Section 8.1 relating to waivers of subrogations (to the extent such waivers of subrogation shall be applicable in any case), Tenant shall indemnify and hold harmless Landlord and any Landlord Party (as hereinafter defined) from and against any and all third-party claims arising from or in connection with: (a) the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord or any Landlord Party) in or about the Premises during the Term; (b) any act, omission (where there is an affirmative duty to act) or negligence of Tenant or any Tenant Party (as hereinafter defined); (c) any accident, injury or damage whatever (except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party) occurring in, at or upon the Premises; and (d) any breach or default by Tenant under this Lease; together with all actual reasonable out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim, or any action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses, subject to the provisions of this Section.  In case any such third party action or proceeding is brought against Landlord and/or any Landlord Party by reason of any such claim, Tenant, upon prompt written notice from Landlord or such Landlord Party, shall defend such action or proceeding by counsel reasonably satisfactory to Landlord and such Landlord Party. Provided that Tenant complies with the requirements of this Section with respect to any third party claim, Tenant shall not be liable for the costs of any separate counsel employed by Landlord or any Landlord Party with respect thereto. If the issuer of any insurance policy maintained by Tenant and meeting the applicable requirements of this Lease shall assume the defense of any such third party claim, then Landlord and such Landlord Party shall permit such insurance carrier to defend the claim with its counsel and (i) neither Landlord nor any Landlord Party shall settle such claim without the consent of the insurance carrier (unless such settlement would relieve Landlord or such Landlord Party of all liability for which Tenant or its insurance carrier may be liable hereunder and Tenant and its insurance carrier shall have no liability for such settlement), (ii) Tenant shall have the right to settle such claim without the consent of Landlord if Landlord and each Landlord Party and their respective insurance carriers would be relieved of all liability in connection therewith, (iii) Landlord and each applicable Landlord Party shall reasonably cooperate, at Tenant's expense, with the insurance carrier in its defense of any such claim, and (iv) Tenant shall not be liable for the costs of any separate counsel employed by Landlord or any Landlord Party.  The provisions of the preceding four sentences shall apply with full force and effect to any obligation of Tenant contained in this Lease to indemnify Landlord and/or all Landlord Parties, without respect to whether such indemnification obligation is set forth in this Article 8 or elsewhere in this Lease.

8.2.2.           Subject to the terms of Section 8.1 relating to waivers of subrogation (to the extent that such waivers of subrogation shall be applicable in any case), Landlord shall indemnify and hold harmless Tenant and any Tenant Party from and against any and all third-party claims arising from or in connection with: (a) any work or thing whatsoever done, or any condition created by Landlord or any Landlord Party in or about the Building during the Term; (b) any act, omission (where there is an affirmative duty to act) or negligence of Landlord or any Landlord Party; (c) any accident, injury or damage whatever to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party occurring in, at or upon the Building; and (d) any breach or default by Landlord under this Lease; together with all actual reasonable out-of-pocket costs, expenses and liabilities incurred in or in connection with each such claim, or any action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses, subject to the provisions of this Section.  In case any such third party action or proceeding is brought against Tenant and/or any Tenant Party by reason of any such claim, Landlord, upon prompt written notice from Tenant or such Tenant Party, shall defend such action or proceeding by counsel reasonably satisfactory to Tenant and such Tenant Party. Provided that Landlord complies with the requirements of this Section with respect to any third party claim, Landlord shall not be liable for the costs of any separate counsel employed by Tenant or any Tenant Party with respect thereto. If the issuer of any insurance policy maintained by Landlord and meeting the applicable requirements of this Lease shall assume the defense of any such third party claim, then Tenant and such Tenant Party shall permit such insurance carrier to defend the claim with its counsel and (i) neither Tenant nor any Tenant Party shall settle such claim without the consent of the insurance carrier (unless such settlement would relieve Tenant or such Tenant Party of all liability for which Landlord or its insurance carrier may be liable hereunder and Landlord and its insurance carrier shall have no liability for such settlement), (ii) Landlord shall have the right to settle such claim without the consent of Tenant if Tenant and each Tenant Party and their respective insurance carriers would be relieved of all liability in connection therewith, (iii) Tenant and each applicable Tenant Party shall reasonably cooperate, at Landlord’s expense, with the insurance carrier in its defense of any such claim, and (iv) Landlord shall not be liable for the costs of any separate counsel employed by Tenant or any Tenant Party.  The provisions of the preceding four sentences shall apply with full force and effect to any obligation of Landlord contained in this Lease to indemnify Tenant and/or all Tenant Parties, without respect to whether such indemnification obligation is set forth in this Article 8 or elsewhere in this Lease.

8.3.           Compliance with Laws.

8.3.1.           Tenant, at its expense, shall (i) comply with all Legal Requirements requiring compliance in respect of Tenant’s particular use and occupancy of the Premises (other than general office use of the Premises), and (ii) be responsible for the cost of any other compliance with Legal Requirements in respect of the Real Property which arises from Tenant’s particular use and occupancy of the Premises (other than general office use).  Tenant shall not be required to perform, or be responsible for the cost of, any alterations to the Building (or any alterations or repairs of the structural members of the Building located in the Premises) which are required to be performed to comply with any Legal Requirements, unless the need for such compliance arises by reason of (w) the particular manner of conduct of Tenant’s business in the Premises (other than general office use of the Premises), (x) the performance of any Alterations or the operation, use or presence of any Tenant’s Improvements or Tenant’s Property, (y) any condition created by or at the instance of Tenant, or (z) the breach of any of Tenant’s obligations hereunder.  Tenant shall have the right to contest, in good faith, any compliance requirements imposed upon Tenant by any Governmental Authority, so long as such contest does not subject Landlord to any liability.

8.3.2.           Landlord shall be responsible, at Landlord’s expense, and shall indemnify Tenant against liability with respect to, compliance with all Legal Requirements requiring compliance in respect of the Building (including without limitation the structural members of the Building located in the Premises), except to the extent the cost thereof is the responsibility of Tenant as provided above.

8.4.           Repairs and Maintenance.

8.4.1.           Tenant, throughout the Term, shall, at its expense, make all needed repairs to Tenant’s Improvements and Tenant’s Property, the Supplemental HVAC Unit (to the extent Tenant elects to use same).  Tenant shall also be responsible for the cost of repairs made by Landlord to the Building (including but not limited to the Premises) to the extent that the need for the same arises out of (i) Tenant’s performance of Alterations, (ii) the operation, use or presence of any Tenant’s Improvements, or the installation, operation, use or presence of Tenant’s Property, (iii) the moving of any Tenant’s Improvements or Tenant’s Property, or (iv) any breach of Tenant’s obligations under this Lease, or any negligent or wrongful act or omission by Tenant or any Tenant Party.

8.4.2.           Landlord, throughout the Term, shall keep and maintain, and make all needed repairs in and to, the Building and the Premises to the extent that the need for the same arises out of any negligence or willful misconduct of Landlord or any Landlord Party.  In addition, as requested by Tenant and as Landlord reasonably deems necessary, Landlord shall maintain, repair and replace (i) all damaged or broken fixtures, walls, ceilings, floors and floor coverings within the Premises (unless due to normal wear and/or tear or caused by Tenant), and (ii) all Building Systems located in or serving the Premises (excepting lighting fixtures, lighting, tubes, lamps, bulbs and ballasts), subject to the provisions of Section 4.5 regarding Landlord’s access to the Premises, and excepting any Alterations or Tenant’s Property or Tenant’s Improvements within the Premises, and excluding damage caused by Tenant (other than ordinary wear and tear and damage covered by insurance to the extent of such coverage).  Landlord shall undertake reasonable efforts to perform all maintenance, repairs and replacements pursuant to this Section promptly after Landlord learns of the need for such maintenance, repairs and replacements; provided, however, that in cases of “emergency” (i.e., circumstances which, if not addressed promptly, could result in material damage to persons and property, and/or damage or destruction to or of a structural component or Building System which materially impairs Tenant’s ability to utilize the Premises as intended for more than twenty-four (24) consecutive hours), Landlord shall perform any maintenance, repairs and replacements as soon as reasonably practicable after it learns of the need for such maintenance, repairs and replacements.  Such repairs shall be made at Landlord’s expense, except as provided in Section 8.4.1 above.

8.5.           Damage and Destruction.

8.5.1.           If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty, then, unless this Lease shall be terminated as hereinafter provided in this Article, (i) Landlord shall repair and restore (A) the Building, and (B) Tenant’s Improvements (all such repair and restoration work being herein called the “Landlord Restoration Work”), with reasonable dispatch after notice to it of the damage or destruction and the collection of the insurance proceeds attributable to such damage or destruction, and (ii) Tenant shall repair and restore Tenant’s Property with reasonable dispatch after such damage or destruction and the collection of the insurance proceeds attributable to such damage or destruction.  The proceeds of Tenant’s insurance policies providing coverage for Tenant’s Improvements shall be paid to Landlord.  Concurrently with the collection of any such insurance proceeds, Tenant shall pay to Landlord (x) the amount of any deductible under the policy insuring Tenant’s Improvements, and (y) the amount, if any, by which the cost of repairing and restoring Tenant’s Improvements as reasonably estimated by a reputable contractor designated by Landlord exceeds the available insurance proceeds therefor.  Tenant shall also pay to Landlord, within thirty (30) days after demand, the amount(s) by which the actual cost of repairing and restoring Tenant’s Improvements exceeds the aforesaid insurance proceeds plus the amounts described in clauses (x) and (y) above (and if such actual cost is less than the sum of such amounts, Landlord shall refund or credit to Tenant any unutilized funds).

8.5.2.           If the Premises and/or the Building shall be damaged or destroyed by fire or other casualty so as to render the Premises completely or partially untenantable, then the Fixed Rent, Operating Payments and Tax Payments shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises for the period from the date of the damage or destruction to the date that the Landlord Restoration Work shall be substantially completed; provided, however, that (i) if the Landlord Restoration Work would have been substantially completed at an earlier date but for Tenant’s having failed to reasonably cooperate with Landlord in effecting the same, then the Landlord Restoration Work shall be deemed to have been substantially completed on such earlier date and, accordingly, any abatement shall cease, and (ii) if Tenant or any of its subtenants shall reoccupy a portion of the untenantable portion of the Premises for the purpose of conducting business therein prior to the substantial completion of the Landlord Restoration Work, then the Fixed Rent, Operating Payment and Tax Payment allocable to such reoccupied portion (on a pro-rata rentable square foot basis), shall be payable by Tenant from the date of such occupancy.

8.5.3.           In any case where the Building shall be damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed), Landlord shall obtain and deliver to Tenant within forty-five  (45) days after such casualty a written repair or restoration estimate  by a reputable contractor, registered architect or licensed professional engineer designated by Landlord.  If either (i) the Building shall be damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) such that its repair and restoration requires more than two hundred seventy (270) days from the date of the damage or destruction or the expenditure of more than twenty (20%) percent of the full insurable value of the Building immediately prior to the date of the damage or destruction or (ii) if the Premises shall be totally or substantially (i.e., for this purpose, more than thirty (30%) percent) damaged or destroyed by fire or other casualty (as reasonably estimated, in either case, by a reputable contractor, registered architect or licensed professional engineer designated by Landlord), then, in either such case, Landlord may terminate this Lease by giving Tenant notice to such effect within forty-five (45) days after the date of the casualty.  If the Building or the Premises shall be damaged or destroyed by fire or other casualty such that (i) its repair and restoration requires more than two hundred seventy (270) days from the date of the damage or destruction (as reasonably estimated by a reputable contractor, registered architect or licensed professional engineer designated by Landlord), or (ii) such damage or destruction by fire  or other casualty takes place during the last twelve (12) months of the Lease Term and the repair or restoration of the Premises requires more than ninety  (90) days from the date of the damage or destruction (as reasonably estimated by a reputable contractor, registered architect or licensed professional engineer designated by Landlord), then, in either such case, Tenant (and in the case of (ii) above, Landlord) may terminate this Lease by giving the other party hereto written notice of termination within thirty (30) days after the date of Tenant’s receipt of the written repair or restoration estimate from Landlord.  Such notice of termination shall specify a date for termination of this Lease which date shall not be more than sixty (60) days after the giving of such notice, and upon such date specified in such notice the Term of this Lease shall expire as if it were the expiration date of this Lease and Tenant shall vacate the Premises.  In addition, if the Premises shall be damaged or destroyed by fire or other casualty to the extent that the cost of repair or restoration (as reasonably estimated by a reputable contractor, registered architect or licensed professional engineer designated by Landlord) exceeds the present value (calculated at a discount rate of seven percent (7%)) of the Rent and all other charges which would be payable by Tenant from the date of such casualty through the then-scheduled Expiration Date (as reasonably determined by Landlord), then either Landlord or Tenant may terminate this Lease by giving the other notice to such effect within sixty (60) days after the date of the casualty.  If the Premises and/or the Building shall be damaged or destroyed by fire or other casualty so as to render the Premises completely or partially untenantable, and neither Landlord nor Tenant terminates this Lease as hereinabove provided, and such damage or destruction does not occur during the last twelve (12) months of the Lease Term in which case the provisions of clasue (ii) of this Section 8.5.3 above shall apply, then, if the Premises are not restored within two hundred seventy (270) days after the date of such casualty, Tenant may, at Tenant election, following the expiration of such two hundred seventy (270) day period, but prior to the date the Premises are so restored, deliver to Landlord written notice of termination (herein called “Tenant’s Casualty Termination Notice”), in which event this Lease shall terminate if the Premises are not restored within thirty (30) days after Landlord’s receipt of Tenant’s Casualty Restoration Notice.  For the purpose of this Section only, “full insurable value” shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building.

8.5.4.           Except as provided in Section 8.5.3, Tenant or Landlord shall not be entitled to terminate this Lease by reason of damage or destruction to the Real Property.

8.5.5.           Landlord shall have no liability to Tenant, by reason of any inconvenience, loss of business or annoyance arising from any repair or restoration work in respect of the Real Property.

8.6.           Condemnation.

8.6.1.           If the whole or a material portion of either the Building or the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose (whether permanently or temporarily for more than six (6) months), this Lease shall terminate as of the date of vesting of title on such taking, and the Rent shall be prorated and adjusted as of such date.

8.6.2.           Landlord shall be entitled to receive the entire award or payment in connection with any taking without reduction therefrom for any estate vested in Tenant by this Lease or any value attributable to the unexpired portion of the Term and Tenant shall receive no part of such award.  Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment and waives any right to the value of the unexpired portion of the Term.  Notwithstanding the foregoing, Tenant may make a separate claim for moving costs and for the taking of Tenant’s Property.

8.7.           Hazardous Substances.

Tenant, throughout the Term, shall not bring, or permit any Tenant Party to bring, any Hazardous Materials onto the Real Property.  As used herein, the term “Hazardous Substances” shall mean any material, substance, compound, solid, liquid or gas, or any radiation, emission or release of energy in any form, whether naturally occurring, man-made or the product of any process, (i) which is or may under certain conditions be toxic, harmful, hazardous or acutely hazardous to public health, public safety or the environment, or (ii) which is or may be defined or regulated as a “hazardous waste”, “hazardous substance”, “toxic substance”, pollutant or contaminant under any law.

8.8.           Landlord’s Environmental Indemnification.

Notwithstanding anything to the contrary contained herein, as between Landlord and Tenant, Landlord will be solely responsible for, and will defend, indemnify and hold harmless Tenant from and against, all claims, judgments, actions, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the generation, manufacture, refining, transportation, treatment, storage, handling and/or disposal, (i) arising out of or in connection with the existence of any Hazardous Substances located in, on or about the Building prior to the Commencement Date of this Lease, or (ii) by Landlord, any Landlord Party, Underlying Lessors and Mortgagees, Landlord’s invitees or other tenants of the Real Property, of Hazardous Substances in, on or about the Premises or the Real Property, in either case including, but not limited to, all claims, costs, and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the removal, clean-up and restoration work and materials required as a result thereof.  Landlord’s obligations under this Section 8.8 will survive the termination of this Lease.

ARTICLE 9 - ASSIGNMENT, SUBLETTING AND MORTGAGING

9.1.           General Prohibition.

9.1.1.           Except as otherwise provided herein, Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (a) assign or otherwise transfer in whole or in part this Lease, (b) sublet the Premises or any part thereof, or allow the same to be used or occupied by any person other than Tenant for any purpose (including desk space, mailing privileges or otherwise), or (c) mortgage, pledge, encumber or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord as hereinafter provided.  The consent by Landlord to a particular assignment, subletting or mortgaging shall not in any way be considered a consent by Landlord to any other or further assignment, subletting or mortgaging.

9.1.2.           If Tenant shall, at any time or from time to time, during the Term propose to assign this Lease or sublet all or part of the Premises, Tenant shall give notice thereof to Landlord (herein called “Tenant’s Notice”), which notice shall be accompanied by (i) a fully executed duplicate original of the proposed assignment or sublease, or a statement setting forth the exact proposed business terms for such sublease or assignment (herein called the “Proposed Terms”), the effective date or commencement date of which shall be not less than thirty (30) days, nor more than one hundred and eighty (180) days, after the giving of such notice, and the effectiveness of which shall be expressly conditioned upon the obtaining of Landlord’s written consent thereto, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report and bank references, and (iv) in the case of a proposed sublease of less than the entire Premises, a floor plan clearly indicating the specific portion of the Premises to be subleased and all means of ingress and egress to and from such proposed sublease space.  Tenant, upon request, shall also provide Landlord with any additional information that Landlord shall reasonably request in respect of such proposed assignment or sublease.

9.2.           Recapture.

9.2.1.           Upon Landlord’s receipt of any Tenant’s Notice, Landlord shall have the following options, as applicable (herein collectively called the “Recapture Options”), any of which may be exercised by Landlord by written notice to Tenant (herein called the “Recapture Notice”) given at anytime within a period (herein called the “Recapture Period”) of fifteen (15) Business Days after its receipt of such Tenant’s Notice:

 (a)           If a Tenant’s Notice shall set forth either a proposed assignment or a proposed sublease of seventy-five percent (75%) or more of the then rentable area of the Premises, then Landlord shall have the option to terminate this Lease in its entirety.  If Landlord exercises such option, then this Lease shall terminate on the date that such proposed assignment or sublease was to become effective or commence, as the case may be, as if such date were the date originally set forth herein for the expiration of the Term, and the Rent shall be paid and apportioned to such date.  Tenant shall thereafter be released of all liability to pay the Rent and for the performance and observance of all other obligations of this Lease from and after the date of such termination.

(b)           If a Tenant’s Notice shall set forth a proposed sublease demising less than the entire Premises for a term expiring within two (2) years prior to the then-scheduled Expiration Date of this Lease, then Landlord shall have the option to terminate this Lease as to the proposed sublease space.  If Landlord exercises such option, then (i) Landlord, at Landlord’s expense, shall (x) erect all partitions required to separate such space from the remainder of the Premises and (y) install all corridors, doors, equipment and facilities required to (aa) allow for independent access from such space to the applicable Public Areas, (bb) comply with any Legal Requirements or Insurance Requirements relating to such separation, and (cc) enable such space to be used, maintained and serviced as an independent unit, and (ii) this Lease shall terminate with respect to such space on the date that such proposed sublease was to commence and, effective as of such termination, this Lease shall be deemed modified to (x) eliminate such space from the Premises, and (y) reduce the Rent and Tenant’s Share, on a pro rata, rentable square foot basis.  Tenant shall thereafter be released of all liability to pay the Rent and for the performance and observance of all other obligations of this Lease with respect to such eliminated space from and after the date of such termination

9.2.2.           If Landlord exercises a Recapture Option as provided above, Tenant shall be entitled to notify Landlord in writing, within ten (10) Business Days after Tenant’s receipt of the applicable Recapture Notice, that Tenant is withdrawing its request for Landlord’s consent to the proposed assignment or sublease, in which case such Recapture Notice shall be null and void, and Tenant shall be deemed not to have requested Landlord’s consent to such proposed assignment or sublease (and Tenant shall, if it has theretofore entered into such proposed assignment or sublease, promptly terminate the same, and, in any event, Tenant shall not assign this Lease or sublet the proposed sublease space pursuant to such proposed assignment or sublease without again requesting Landlord’s consent with respect thereto, subject and in accordance with the terms and provisions of this Section 9.2).

9.3.           Consent.

9.3.1.           If (i) Landlord receives a Tenant’s Notice and (ii) Landlord does not exercise any of its Recapture Options within the Recapture Period, then, provided that there is no uncured Event of Default in existence as of the date of Tenant’s Notice or at anytime thereafter prior to Landlord granting its written consent, Landlord’s consent to the proposed assignment or sublease set forth in Tenant’s Notice shall not be unreasonably withheld, conditioned or delayed (and any notice of Landlord refusing to grant such consent shall include the reasons for such refusal); provided, that:

 (a)           Tenant shall have complied with all the provisions of this Article, and, in the case of a proposed assignment or sublease for which an executed counterpart thereof was not provided with Tenant’s Notice, the proposed assignment or sublease shall comply with the provisions of this Article, be on the Proposed Terms, be in a form reasonably satisfactory to Landlord (which form shall be submitted to Landlord for review and approval promptly after the date that Landlord consents to the proposed assignment or sublease), and be executed by Tenant and the proposed assignee or subtenant and a fully executed copy thereof delivered to Landlord within ninety (90) days after Landlord’s approval of the proposed form thereof;

(b)           the proposed assignment or sublease shall comply with the provisions of this Article, and the form thereof shall otherwise be reasonably satisfactory to Landlord;

(c)           the proposed assignee or subtenant (i) shall be a reputable person or entity of good character, (ii) shall be engaged in a business or activity which is in keeping with the then standards of the Building, and (iii) shall have sufficient net worth considering the responsibility involved (and Landlord shall have been furnished with reasonable proof thereof);

(d)           the prospective occupancy of the proposed assignee or subtenant (i) shall be limited to the use of the Premises specifically permitted by this Lease, (ii) shall not violate any use restrictions set forth in this Lease, (iii) shall otherwise be in keeping with the then standards of the Building, and (iv) shall not, in the reasonable judgment of Landlord, increase the office cleaning requirements or otherwise impose an extra burden upon services to be supplied by Landlord to Tenant;

(e)           the proposed sublease shall not result in there being more than three (3) parties (inclusive of Tenant and all subtenants) occupying space within the Premises;

(f)           in the case of a sublease, the sublease shall not provide for an option on behalf of the subtenant thereunder to extend or renew the term of such sublease; and

(g)           neither the proposed assignee or subtenant nor any company controlled by, under common control with or controlling the proposed assignee or subtenant (i) shall then be a tenant or occupant of any space in the Building (unless at the time of Landlord’s receipt of Tenant’s Notice there is not available for lease or scheduled to become available within ninety (90) days thereafter rental space leasable (and which Landlord is willing to lease) in a single block in the Building containing rentable square footage of not less than seventy-five percent (75%) nor more than one hundred twenty-five percent (125%) times the rentable square footage of the area to be covered by the proposed assignment or sublease), or (ii) shall have, within the six (6) month period prior to the date of Tenant’s Notice, negotiated with Landlord with respect to the leasing of any space in the Building (unless at the time of Landlord’s receipt of Tenant’s Notice there is not available for lease or scheduled to become available within ninety (90) days thereafter rental space leasable (and which Landlord is willing to lease) in a single block in the Building containing rentable square footage of not less than seventy-five percent (75%) nor more than one hundred twenty-five percent (125%) times the rentable square footage of the area to be covered by the proposed assignment or sublease).

9.3.2.           If Landlord does not notify Tenant in writing of Landlord’s refusal to grant its consent to any proposed assignment or sublease within fifteen (15) Business Days after the date that Tenant shall have delivered to Landlord Tenant’s Notice, together with all information required under this Article 9 to be provided to Landlord in connection with such request, Tenant shall be entitled to deliver to Landlord a second (2nd) notice with respect to such proposed assignment or sublease

(herein called a “Final Assignment/Sublease Consent Notice”), containing the following language, in bold, all capitalized, conspicuous lettering: “YOU ARE HEREBY NOTIFIED THAT THIS IS A SECOND (2ND) REQUEST FOR CONSENT TO A PROPOSED [SUBLEASE] [ASSIGNMENT], AS DESCRIBED IN THE INITIAL REQUEST FOR SUCH CONSENT ENCLOSED HEREWITH.  IF YOU HAVE NOT NOTIFIED US IN WRITING OF YOUR DISAPPROVAL OF SUCH PROPOSED [ASSIGNMENT] [SUBLEASE] WITHIN FIVE (5) BUSINESS DAYS AFTER YOUR RECEIPT OF THIS NOTICE, YOU SHALL BE DEEMED TO HAVE APPROVED SUCH [ASSIGNMENT] [SUBLEASE].”  Such Final Assignment/Sublease Consent Notice shall include a copy of the initial request for Landlord’s consent to the assignment or sublease in question.  If Landlord does not give Tenant written notice of Landlord’s refusal to grant its consent to such assignment or sublease within five (5) Business Days after Landlord’s receipt of such Final Assignment/Sublease Consent Notice, Landlord consent to such assignment or sublease shall be deemed to have been granted.

9.3.3.           Landlord’s consent to any assignment or sublease shall be set forth in an instrument prepared by Landlord in form reasonably satisfactory to Landlord, and in the case of any assignment, such instrument shall include an assumption by the proposed assignee of the obligations of Tenant hereunder.  Landlord’s consent shall not be effective until such instrument is executed and delivered by Landlord, Tenant and the proposed assignee or subtenant.  Tenant shall reimburse Landlord within thirty (30) days after demand for any actual out-of-pocket costs that may reasonably be incurred by Landlord in connection with any proposed assignment or sublease, including (i) the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and (ii) reasonable legal costs incurred in connection with the granting of any requested consent.

9.4.           Profits.

9.4.1.           For purposes of this Lease, the following definitions shall apply:

“Assignment Consideration”, with respect to any assignment, shall mean an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including sums paid for the sale or rental of any Tenant’s Property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns or other documentation reasonably satisfactory to Landlord in lieu thereof, or the then bona fide fair market value of such Tenant’s Property).

 “Sublease Consideration”, with respect to any sublease with respect to any calendar year, shall mean the excess of (i) any and all rents, additional charges or other consideration paid under the sublease to Tenant by the subtenant (including sums paid for the sale or rental of Tenant’s Property located in the subleased premises, after deducting, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof, determined on the basis of Tenant’s federal income tax returns or other documentation reasonably satisfactory to Landlord in lieu thereof, or the then bona fide fair market value of such Tenant’s Property), over (ii) the Rent accruing during such year in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof.

“Transaction Expenses”, with respect to any assignment or sublease, shall mean the sum of (i) the out-of-pocket and reasonable advertising expenses and brokerage commissions paid by Tenant in connection with the assignment or sublease, plus (ii) the out-of-pocket construction and work allowance costs paid by Tenant in order to prepare the Premises (or portion thereof) for the initial occupancy of the assignee or subtenant, plus (iii) any other reasonable out-of-pocket costs actually incurred by Tenant in connection with such assignment or sublease.

9.4.2.           If Landlord shall consent to any assignment of this Lease, then, in consideration therefor, Tenant, within thirty (30) days after the effective date of the assignment, shall (i) deliver to Landlord a written statement, certified by an officer of Tenant, setting forth the Assignment Consideration and the Transaction Expenses with respect to such assignment, and (ii) pay to Landlord, as Additional Charges, an amount equal to fifty percent (50%) of the excess of the Assignment Consideration over the Transaction Expenses.

9.4.3.           If Landlord shall consent to any sublease of all or any portion of the Premises, then, in consideration therefor, Tenant, within thirty (30) days after the close of each calendar year during the Term in which such sublease is in effect, shall (i) deliver to Landlord a written statement, certified by an officer of Tenant, setting forth the Sublease Consideration for such calendar year and the Transaction Expenses with respect to such sublease, and (ii) either retain or pay to Landlord a portion of the Sublease Consideration for such year, in accordance with the following: first, Tenant may retain the entire Sublease Consideration for such year to the extent of the Transaction Expenses incurred with respect to such sublease (except to the extent Tenant retained amounts under this clause first in prior years); and second, Tenant shall pay to Landlord an amount equal to fifty percent (50%) of the balance of the Sublease Consideration for such year.

9.5.           Miscellaneous.

9.5.1.           Notwithstanding any assignment or transfer of this Lease, and notwithstanding the acceptance of Rent by Landlord from an assignee, transferee, or any other party, Tenant shall remain fully liable for the payment of Rent and for the performance and observance of all other obligations of this Lease on the part of Tenant to be performed or observed.  Tenant’s liability shall be joint and several with any immediate and remote successors in interest of Tenant, and such joint and several liability in respect of Tenant’s obligations under this Lease shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.  Notwithstanding the foregoing sentence, if Landlord has exercised its Recapture Option with respect to any proposed assignment of the Lease or proposed sublease of the Premises or any portion thereof to any such entity, Tenant shall thereafter be released of all liability to pay the Rent and for the performance and observance of all other obligations of this Lease with respect to such assigned Lease or subleased area in question from and after the date of termination as provided in Section 9.2.1 above.

9.5.2.           All subleases shall be subject and subordinate to this Lease, and each sublease shall expressly so provide and shall further provide that in the event this Lease is terminated by Landlord by reason of an Event of Default, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, or responsible for any monies owing by Tenant to the subtenant, (3) bound by any previous prepayment of more than one (1) month’s rent, (4) bound by any previous modification of such sublease (made without Landlord’s consent), (5) bound by any covenant to undertake or complete any construction in the Premises or any part thereof, (6) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, or (7) required to remove any person occupying the Premises or any part thereof.  No sublease shall be for a term ending later than one (1) day prior to the Expiration Date.  Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent and shall include provisions substantially the same as the provisions of Section 9.5.3 hereof.  If an Event of Default shall occur, then Landlord, thereafter, at its option, and without waiving any such default, may collect Rent or the portion thereof which is due under and in accordance with the terms of the sublease from any then existing subtenant of the Premises.  Notwithstanding any subletting by Tenant, and notwithstanding the acceptance of Rent by Landlord from any subtenant, except with respect to the space covered by any sublease as to which Landlord has exercised its Recapture Option, Tenant shall and will remain fully liable for the payment of the Rent, for the performance and observance of all other obligations of this Lease on the part of Tenant to be performed or observed, and for all acts or omissions of any subtenant (or anyone claiming under or through any subtenant) which shall be in violation of any of the terms and conditions of this Lease, each such violation being deemed to be a violation by Tenant.

9.5.3.           For purposes of this Lease, (i) a change in “control” (as hereinafter defined) of Tenant shall be deemed an assignment of this Lease, (ii) a “take-over agreement” pursuant to which one or more persons shall agree to assume the obligations of Tenant hereunder in consideration of Tenant leasing space in another building shall be deemed an assignment of this Lease, and (iii) a modification, amendment or extension of a sublease shall be deemed a sublease.  Notwithstanding anything to the contrary contained in this Lease, Tenant, upon written notice to Landlord, may assign this Lease or sublet or allow the use and occupancy of the Premises, or any portion thereof, to or by any of the following entities and such assignment, sublease, use or occupancy shall be deemed to have Landlord=s consent, (A) to any entity which controls, is controlled by, or is under common control with Tenant (herein called an “Affiliated Entity Transfer”), or (B) to an entity into or with which Tenant is merged or consolidated, or (C) to an entity acquiring all or substantially all of Tenant’s stock or partnership interests, or all or substantially all of Tenant’s business or assets, (D) in connection with an initial public offering of Tenant or the public sale of Tenant’s stock, (E) due to transfers of ownership interests of Tenant between existing shareholders or partners of Tenant, or (F) due to transfers of ownership interests of Tenant caused by testate or intestate succession, or gifts to family members or establishments of family trusts of an existing shareholder or partner of Tenant (each of the transactions described in foregoing clauses (B), (C), (D), (E) and (F) being herein called a “Major Transaction”); provided, however, that, except with respect to an Affiliated Entity Transfer that is not occurring in connection with a Major Transaction, (i) in the case of an assignment, either the assignor or the assignee, following the assignment (or, if the assignment is occurring in conjunction with another or other related transaction(s) involving the assignor and the assignee, following completion of such transactions), shall have a net worth at least equal to the net worth of Tenant as of the date of this Lease, or (ii) in the case of a sublease, the net worth of the sublandlord shall, following the sublease (or, if the sublease is occurring in conjunction with another or other related transaction(s) involving the sublandlord and the subtenant, following completion of such transactions), be at least equal to the net worth of Tenant as of the date of this Lease (each such permitted assignment or sublease described in clauses (A) through (F) above being herein called a “Permitted Transfer”).  Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any Assignment Consideration or Sublease Consideration resulting from, any Permitted Transfer.

9.5.4.           In no event shall Tenant ever (i) advertise or publicize in any way the availability of the Premises without prior notice to and approval by Landlord (which approval shall not be unreasonably withheld), nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental, (ii) list the Premises for subletting, whether through a broker, agent, representative, or otherwise at a rental rate less than the greater of (1) the Rent payable hereunder for such space, or (2) the rental rate at which Landlord is then offering to lease other space in the Building.

9.5.5.           If Landlord exercises any of its Recapture Options, then Landlord, thereafter, shall be free to, and shall have no liability to Tenant if it shall, enter into a lease, sublease, assignment or other transaction with Tenant’s proposed assignee or subtenant or any other person concerning the whole or any portion of the Premises which is the subject of such exercised Recapture Option.  If Landlord shall exercise any of its Recapture Options, or if, after failing to exercise any of its Recapture Options, Landlord shall decline to give its consent to any proposed assignment or sublease, then, in any such case, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

9.5.6.           If (a) Tenant assigns this Lease, other than pursuant to a Permitted Transfer, or (b) at the time Tenant is entitled to exercise an option contained in this Lease to renew or extend the Term of this Lease (herein called a “Renewal Right”), or to exercise an option or preferential right contained in this Lease to lease additional space in the Building (herein called an “Expansion Right”), or at the commencement of the Renewal Term of this Lease with respect to any exercised Renewal Right or the term applicable to any expansion space pursuant to an exercised Expansion Right, there are in existence subleases (or a single sublease), other than pursuant to Permitted Transfers, covering seventy-five percent (75%) or more of the rentable square footage of the Premises (as reasonably determined by Landlord), then, notwithstanding anything to the contrary contained elsewhere in this Lease (including, but not limited to, any provisions granting to Tenant a Renewal Right (herein called a “Renewal Provision”) or an Expansion Right (herein called an “Expansion Provision”)), upon the occurrence of either (a) or (b) aforesaid, any and all Renewal

Provisions and Expansion Provisions contained in this Lease shall terminate and be and become null and void.

ARTICLE 10 - SURRENDER; HOLDOVER

10.1.           Surrender.

Upon the expiration or any earlier termination of this Lease, Tenant shall fully vacate and surrender the Premises to Landlord in accordance with the provisions of this Lease (including Article 5 hereof), “broom-clean” and in as good order, condition and repair as delivered to Tenant on the Commencement Date, normal wear and tear, damage from fire or other casualty, eminent domain or condemnation, and repairs that are not the responsibility of Tenant under this Lease excepted.

10.2.           Holdover.

If Tenant shall fail to vacate and surrender the Premises upon the expiration or earlier termination of this Lease, then, throughout the period commencing on such expiration or earlier termination and continuing until Tenant shall fully vacate and surrender the Premises (such period being herein called the “Holdover Period”), Tenant shall be deemed a holdover tenant and shall be liable to Landlord for rent, or a charge in respect of use and occupancy, at a per diem rate, for each day of the Holdover Period, equal to one and one half (1.5) times the average per diem rate of Fixed Rent payable by Tenant during the last year of the Term (i.e., the year immediately prior to the Holdover Period).  In addition to the foregoing, Landlord shall be entitled to recover from Tenant any losses or damages arising from such holdover.  Notwithstanding the foregoing, however, Tenant shall not be liable to Landlord for consequential damages arising from such holdover, except, if during such holdover Landlord has notified Tenant in writing promptly upon Landlord’s entry into a lease or promptly upon commencement of negotiations of a lease of all or a portion of the Premises, and then only to the extent that Landlord’s claim for consequential damages is limited to the lost profits associated with the loss of such lease and only to the extent that such loss is caused by Tenant’s holdover for a period of more than ninety (90) days.  Nothing herein shall be deemed to grant Tenant any right to holdover, and in no event shall the acceptance of any rent preclude Landlord from commencing and prosecuting any holdover or eviction proceeding.

ARTICLE 11 - DEFAULT BY TENANT; LANDLORD’S REMEDIES

11.1.           Events of Default.

Each of the following events shall constitute an “Event of Default”:

(a)           If Tenant shall default in the payment of any Rent, and such default shall continue for five (5) days after Tenant’s receipt of written notice of such default; provided, however, that if Landlord has given to Tenant such a written notice on two (2) occasions during the immediately preceding twelve (12) month period, a default in the payment of any Rent that continues for five (5) days shall constitute an Event of Default without any notice required to be given by Landlord.

(b)           Intentionally deleted.

(c)           If Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Rent) and such default shall continue and not be remedied as soon as practicable and in any event within thirty (30) days after Landlord shall have given to Tenant a written notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) days due to the nature of the default or due to Events of Force Majeure, if Tenant shall not (x) within such thirty (30) day period advise Landlord of Tenant’s intention to take all steps necessary to remedy such default, (y) duly commence within such thirty (30) day period, and thereafter diligently prosecute to completion, all steps necessary to remedy the default, and (z) complete such remedy within a reasonable time after the date of such notice of Landlord, subject in all cases to any Event of Force Majeure.

(d)           If this Lease or the estate hereby granted or the unexpired balance of the Term, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 9 hereof.

(e)           If (i) Tenant shall commence a case in bankruptcy, or under the insolvency laws of any state, naming Tenant as a debtor, or (ii) any other person shall commence a case in bankruptcy, or under the insolvency laws of any state, naming Tenant as a debtor, and such case shall not have been discharged within sixty (60) days of the commencement thereof, or (iii) Tenant shall make an assignment for the benefit of creditors or any other arrangement involving all or substantially all of its assets under any state statute, or (iv) a receiver or trustee shall be appointed for Tenant or for all or any portion of the property of Tenant in any proceeding, which receivership shall not have been set aside within sixty (60) days of such appointment.

11.2.           Termination, Re-Entry, Damages, Etc..

11.2.1.         This Lease and the estate hereby granted are subject to the limitation that if an Event of Default shall occur, then, in any such case, Landlord may give to Tenant a notice of intention to terminate this Lease and the Term as of the fifth (5th) day after the giving of such notice, and, in which event, as of such fifth (5th) day, this Lease and the Term shall terminate with the same effect as if such day was the Expiration Date, but Tenant shall remain liable for damages as hereinafter provided.

11.2.2.         If this Lease shall be terminated as provided in Section 11.2.1 above, Landlord, or its agents or employees, may reenter the Premises at any time and remove therefrom Tenant and all Tenant Parties, together with any of its or their property, either by summary dispossess proceedings or by any suitable action or proceeding at law.  In the event of such termination, Landlord may repossess and enjoy the Premises.  Landlord shall be entitled to the benefits of all provisions of law respecting the speedy recovery of lands and tenements.  Tenant waives any rights to the service of any notice of Landlord’s intention to re-enter provided for by any present or future law.  Landlord shall not be liable in any way in connection with any action it takes pursuant to the foregoing.  Notwithstanding any such re-entry, recession, dispossession or removal, if this Lease is terminated prior to the Expiration Date by reason of an Event of Default, Tenant’s liability under the provisions of this Lease shall continue until the date the Term would have expired had such termination not occurred.

11.2.3.         In any case of termination of this Lease, or re-entry or repossession of the Premises, whether the same is the result of the institution of summary or other proceedings, Tenant shall remain liable (in addition to theretofore accrued liabilities) to the extent legally permissible for: (I) the Rent, together with (A) all other charges provided for herein until the date this Lease would have expired had such termination, re-entry or repossession not occurred, (B) all actual out-of-pocket expenses which Landlord may reasonably incur in (1) re-entering or repossessing the Premises, (2) making good any default of Tenant, (3) painting, altering or dividing the Premises, combining the same with other space, or placing the same in proper repair, (4) protecting and preserving the Premises by placing therein watchmen and caretakers, and (C) all actual out-of-pocket expenses which Landlord may reasonably incur in reletting the Premises (including reasonable attorneys’ fees and disbursements, marshal’s fees and brokerage fees), less (II) the net proceeds of any reletting.  Tenant agrees to pay to Landlord the difference between items (I) and (II) hereinabove in monthly installments on the days specified in this Lease for the payment of installments of Fixed Rent with respect to each month, or at Landlord’s option, at the end of each such month.  Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any subsequent month.  In addition to the foregoing, Tenant shall reimburse Landlord all reasonable attorneys’ fees and disbursements incurred by Landlord with respect to any such action or proceeding to collect such difference and/or any action or proceeding to otherwise collect any rent and/or to enforce any of Tenant’s other obligations under this Lease and/or any summary or other dispossess proceedings.

11.2.4.         Landlord may, in its sole discretion, relet the whole or any part of Premises for the whole or any part of the unexpired Term, or longer, or from time to time for shorter periods, for any rental it wishes and giving such concessions of rent and making such special repairs, alterations, decorations and paintings for any new tenant as it may in its sole and absolute discretion deem advisable, and Landlord may collect and receive the rents thereunder.  In no event shall Landlord ever be obligated to relet or to attempt to relet the Premises or any part thereof while other space remains available for lease at the Building; provided, however, that Landlord shall make commercially reasonable efforts to relet the Premises, taking into account the space then available or scheduled to become available for lease at the Building; it being understood that Landlord shall be entitled to let and attempt to let space available or scheduled to become available at the Building during the unexpired Term in preference to the Premises.

11.2.5.         (a)           If there is a termination of this Lease as aforesaid, and the Rent, which would have been payable by Tenant from such termination to the date that this Lease would have expired if it had not been terminated, exceeds the Fair Market Rent (as hereinafter defined) for the Premises at the time of such termination, then Landlord may elect to have Tenant pay, as liquidated and agreed final damages, such excess amount subject to the provisions of this Section 11.2.5.

(b)           If Landlord intends to pursue such liquidated and agreed final damages, then Landlord shall so notify Tenant in writing within thirty days of termination of this Lease. For purposes of this Section 11.2.5, Fair Market Rent is defined as the annual rental rate per square foot and additional charges for tenant’s share of comparable operating expenses and other charges, that comparable direct landlords, in nonsublease, nonassignment, nonexpansion lease transactions, would accept as of the date of termination of the Lease, from tenants whose lease obligations would be similar to those undertaken by Tenant in this Lease for similar space in similar quality office buildings in the Nassau County, New York, area, less the costs that would be incurred by such comparable direct landlord in so leasing such similar space (such costs to include, but not be limited to, leasing commissions, tenant improvement costs, free rent and other similar incentives, and the expenses incurred due to the Premises being vacant for a reasonable period of time before the new leasing commenced, as determined by the Arbitrator).

(c)           If Landlord so notifies Tenant that Landlord intends to pursue such liquidated and agreed final damages, then, within thirty (30) days of Tenant’s receipt of Landlord’s written notice under subsection (b), the matter shall be submitted to the office of the American Arbitration Association (“AAA”) closest to the Premises, with a request for arbitrator determination of the Fair Market Rent in accordance with the rules of the AAA by a single arbitrator (the “Arbitrator”) who shall be an MAI appraiser with at least ten (10) years experience as an appraiser of major office buildings in the Nassau County, New York, area.  The Arbitrator’s decision as to the Fair Market Rent shall be conclusive and binding upon the parties.  Each party shall bear one half (1/2) of the cost of the Arbitrator.

(d)           If the Fair Market Rent is determined by the Arbitrator’s decision pursuant to subsection (c) and the Rent which would have been payable by Tenant from termination to the date that this Lease would have expired, if it had not been terminated, exceeds such Fair Market Rent, then within thirty (30) days from Landlord’s written demand, Tenant shall pay Landlord, as liquidated and agreed final damages, the present value (calculated at a discount rate of seven percent (7%)) of the sum of (i) the Rent which would have been payable by Tenant from the date of termination of this Lease to the date that this Lease would have expired if it had not been terminated as aforesaid, less (ii) the Fair Market Rent for the Premises from the date of termination of this Lease to the date that this Lease would have expired if it had not been terminated as aforesaid, and less (iii) an amount equal to any Rent and other charges under the Lease that Tenant has paid to Landlord from the date of termination of this Lease up to the date of such demand.  Upon payment of such liquidated and agreed final damages, Tenant shall have no further liability for damages accruing beyond the date of such demand.

11.2.6.         Landlord Default.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease only if Landlord fails to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, due to the nature of the default or due to Events of Force Majeure, then Landlord shall not be in default under this Lease if it shall promptly commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion, subject in all cases to any Event of Force Majeure.  If Landlordis in default, as provided above (including the expiration of the applicable grace, notice or cure period), of its obligations under this Lease, then, in addition to such other rights and remedies as may be available to Tenant at law or in equity, if such default consists of a failure to make any repairs to the interior of the Premises or to components of the Building Systems serving only the Premises that Landlord is required to make pursuant to the provisions of the Lease, and, as a result of the condition of the Premises caused by such failure, Tenant is unable to fully utilize any portion of the Premises, then Tenant shall be entitled to make such repair that Landlord has failed to make, and Landlord shall reimburse Tenant for its reasonable out-of-pocket costs to third parties in effecting such repair within thirty (30) days after receipt of Tenant’s invoice therefore accompanied by copies of all invoices and statements detailing such costs and such other information as may reasonably be requested by Landlord.

11.3.           Late Payments of Rent.

If Tenant shall fail to pay any Rent within five (5) days after the due date therefor, then Tenant, in addition to such Rent, shall pay Landlord a late charge of five (5) cents for each dollar of the amount of Rent not so paid.  In addition, if any such failure to pay Rent shall continue for a period of thirty (30) days after notice thereof to Tenant, then the past due Rent shall bear interest at the Interest Rate, from the due date thereof until paid.  The amount of any such late charge and/or interest shall each be an Additional Charge hereunder and shall be payable upon demand.  The assessment and receipt of late charges and interest as aforesaid shall be in addition to, and shall in no way be deemed to limit, any other rights and remedies Landlord may have under this Lease or otherwise for non-payment of Rent.

11.4.           Landlord’s Cure and Enforcement Rights.

11.4.1.         If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in any case of emergency, and, in any other case, if such default continues after the expiration of the applicable grace period set forth herein, if any.

11.4.2.         Tenant, within thirty (30) days after demand, shall reimburse Landlord for any actual out-of-pocket expenses reasonably incurred by Landlord (including reasonable attorneys’ fees) pursuant to, or in connection with, (i) any performance by Landlord for the account of Tenant pursuant to Section 11.4.1 above, or (ii) collecting or endeavoring to collect Rent or any component thereof, or enforcing or endeavoring to enforce any of Landlord’s rights against Tenant hereunder or any of Tenant’s obligations hereunder, together, in either case, with interest thereon, at the Default Rate, from the date that such expenses were incurred by Landlord to the date that the same are reimbursed to Landlord by Tenant.  Landlord, within thirty (30) days after demand, shall reimburse Tenant for any actual out-of-pocket expenses reasonably incurred by Tenant (including reasonable attorneys’ fees) pursuant to, or in connection with, enforcing or endeavoring to enforce any of Tenant’s rights against Landlord hereunder or any of Landlord’s obligations hereunder, together, in either case, with interest thereon, at the Default Rate, from the date that such expenses were incurred by Tenant to the date that the same are reimbursed to Tenant by Landlord.

11.5.           Additional Remedies.

The specific remedies granted to Landlord and Tenant under this Lease are cumulative and are not intended to be exclusive of each other or (except to the extent this Lease specifically limits the availability of any remedies) of any other remedies which may be available to either party at law or in equity.  Except as limited by the provisions of this Lease, either party may exercise any and/or all such rights and remedies (whether specifically granted herein or otherwise available to such party at law or in equity) at such times, in such order, to such extent, and as often, as such party deems advisable without regard to whether the exercise of any such right or remedy precedes, is concurrent with or succeeds the exercise of another such right or remedy.

11.6.           Security.

Tenant, simultaneously herewith, shall deposit with Landlord either the cash sum or a letter of credit in the amount of Forty Thousand One Hundred Forty-Two and 26/100 Dollars ($40,142.26) as security for the full and punctual performance by Tenant of all of the terms and conditions of this Lease (such amount, together with any interest earned thereon, if any, such letter of credit, and/or any funds drawn by Landlord thereunder being herein called the “Security Deposit”).  In respect thereof, the following provisions shall apply:

(a)           If Tenant defaults hereunder (beyond the expiration of any applicable grace or cure periods), Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or any other sum(s) as to which Tenant is in default or for any sum(s) which Landlord may expend or may be required to expend by reason of Tenant’s default pursuant hereto, including any damages or deficiency with respect to the reletting of the Premises, whether accruing before or after summary proceedings or other re-entry by Landlord (and if the Security Deposit is a letter of credit, Landlord may draw the full amount thereof, holding the balance, following application or retention as provided above, as Landlord is required to hold a cash Security Deposit under this Section 11.6).  In the case of every such use, application or retention, Tenant shall, within ten (10) Business Days after demand, pay to Landlord the sum so used, applied or retained such that the Security Deposit shall be replenished to its former amount.

(b)           If Tenant shall fully and punctually comply with all of the terms and conditions of this Lease, then the Security Deposit (or portion thereof to which Tenant is entitled) shall be returned or paid over to Tenant within forty-five (45) days after the expiration or termination of this Lease and the surrender of the Premises to Landlord in accordance herewith.

 (c)           In the event of a sale or lease of the Building (or the portion thereof containing the Premises), Landlord shall have the right to transfer the security to the vendee or lessee, and if so transferred, Landlord shall ipso facto be released by Tenant from all liability for the return of such security and Tenant agrees to look solely to the new landlord for the return thereof upon notice to Tenant of such transfer.  Except in connection with a permitted assignment of this Lease, Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited as security and

Landlord shall not be bound by any such assignment, encumbrance or attempted assignment or encumbrance.

(d)           If the Security Deposit is a letter of credit, the provisions of this subparagraph (d) shall apply.  The letter of credit shall be issued by a reputable banking institution having an office in New York, and shall be presentable for payment at an office of such institution located in New York.  Tenant shall deliver to Landlord at least thirty (30) days prior to the expiration of the letter of credit a replacement letter of credit issued by the same financial institution as issued the expiring letter of credit (or such other reputable banking institution as is reasonably acceptable to Landlord), in the same form as the expiring letter of credit (or in such other form as is reasonably acceptable to Landlord).  If Tenant fails to timely deliver any such replacement letter of credit, such failure shall, without the need for any additional notice from Landlord, entitle Landlord to draw the full amount of such letter of credit, and thereafter to hold and use the funds so drawn as a cash Security Deposit hereunder.  The letter of credit shall be irrevocable, shall name Landlord and any successor-in-interest of Landlord as beneficiary, shall be unconditional except as to require a sight draft drawn on the issuing bank to be tendered by the beneficiary at said bank’s office, and shall otherwise be in such form as may be reasonably required by Landlord.  The term “letter of credit” shall mean the original letter of credit delivered to Landlord and each replacement thereof delivered to Landlord during the Term of this Lease.

ARTICLE 12 - LIMITATIONS ON LIABILITY

12.1.           Limitation to Landlord’s Estate.

Tenant shall look only to Landlord’s estate and property in the Real Property (including awards, proceeds, profits and rents therefrom) for the satisfaction of Tenant’s remedies, or for the collection of a judgment (or other judicial process), against Landlord hereunder, and no other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises.

12.2.           No Liability For Certain Damages, Etc..

Landlord shall have no liability to Tenant for (a) any damage or loss caused by other tenants or other persons in, upon or about the Real Property, or caused by operations in construction of any public or quasi-public work, or (b) except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party, any other loss or damage to persons or property (including any property of Tenant or any Tenant Party).  Further, even if negligent, except as provided in Section 10.2 hereof, Landlord shall not be liable to Tenant for consequential, special, punitive, exemplary, incidental or other like damages, regardless of the form or cause of action, whether arising out of any loss of use of the Premises or any Tenant Improvements or other Tenant’s Property therein or otherwise.

Notwithstanding any other provision herein, except as provided in Section 10.2 (Holdover), in no event shall Tenant be liable to Landlord for indirect, consequential, special, punitive, exemplary, incidental or other like damages, regardless of the form or cause of action.

12.3.           Events of Force Majeure.

INTENTIONALLY DELETED.

12.4.           Withholding of Consents/Approvals.

If Tenant shall request Landlord’s consent or approval and Landlord shall fail or refuse to give such consent or approval, except in connection with Landlord’s malicious or fraudulent acts or Landlord’s bad faith, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent or approval, it being intended that, except as provided above, Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where as a matter of law Landlord may not unreasonably withhold its consent or approval.  Any controversy or claim arising out of or relating to Landlord’s failure or refusal to give any such consent or approval may be settled by arbitration under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association, or any successor organization.

ARTICLE 13 - GENERAL DEFINITIONS

13.1.           General Definitions.

For purposes of this Lease, the following terms shall have the meanings indicated:

“Affiliate”, of any person, shall mean a corporation, partnership or other entity which controls, is controlled by or is under common control with such person.

“Base Building” or “Building” shall mean (i) the “structural elements” (as hereinafter defined) of the Building, (ii) the walkways, plazas, outdoor stairways and all other improvements and/or landscaping on the Land, (iii) the pedestrian, freight and service entrances to the Building, (iv) the Public Areas and all improvements, fixtures and equipment therein, (v) the Building’s utility and other mechanical rooms and closets (including electrical, telephone and janitorial rooms and closets and fan rooms) and the Building’s equipment, storage and service rooms and areas, and all improvements, fixtures and equipment therein, (vi) the Building’s columns, shafts, stacks, pipes, ducts and other conduits, (vii) the Building Systems and all other facilities and equipment which are used for the provision of Building Services (whether or not located in the Premises), and (viii) the exterior of the Building (including the roof); excluding, however, in all events, Tenant’s Improvements and Tenant’s Property, the Supplemental HVAC Unit, as well as other leasable areas of the Building and the improvements and betterments therein, and the moveable personal property of other tenants of the Building.

 “Building Systems” shall mean all the electrical, HVAC, mechanical, chilled/condenser water, sanitary, sprinkler, utility, power, plumbing, cleaning, fire control, alarm and prevention systems, elevator, escalator, window washing, waste compacting and removal, lighting, life safety, security and other systems of the Building (together with all related equipment), brought to and into and serving the Premises or to Tenant’s Improvements, provided, that all components of the Building’s sprinkler system up to and including the main sprinkler loop on each floor (but excluding the sprinkler heads) and all components of the Building’s plumbing system in or serving the Core Lavatories shall be deemed to be included in within the term “Building Systems”, and all components of such systems located within and/or serving the Premises shall be included within the term “Building Systems” for the purposes of Section 8.4 hereof; excluding, however, in all events, Tenant’s Improvements and Tenant’s Property as well as the improvements and betterments, and the moveable personal property, of other tenants of the Building.

“Control” shall mean (i) in the case of a corporation, either (A) ownership or voting control, directly or indirectly, of at least fifty (50%) percent of all the voting stock, or (B) the power to direct the management and policies of such corporation, (ii) in case of a partnership or joint venture, either (x) ownership, directly or indirectly, of at least fifty  (50%) percent of all the general or other partnership (or similar) interests therein, or (y) the power to direct the management and policies of such partnership or joint venture, and (iii) in the case of any other entity, either (x) ownership, directly or indirectly, of at least fifty (50%) percent of all the equity or other beneficial interest(s) therein, or (y) the power to direct the management and policies of such entity.

“Core Lavatories” shall mean the Building’s core lavatories (including all toilets, urinals, partitions, flooring, tiling, sinks, piping, counters and other equipment therein from time to time).

“Default Rate” shall mean an interest rate equal to greater of (i) fifteen percent (15%) per annum, and (ii) the Interest Rate; but in no event shall the “Default Rate” be a rate greater than the highest lawful rate from time to time in effect.

“Event of Force Majeure” shall mean (i) any strike, lock-out or other labor trouble, governmental preemption of priorities, or other controls in connection with a national or other public emergency, or any shortage of materials, supplies or labor, or (ii) any failure or defect in the supply, quantity or character of electricity, water, oil, gas, steam or other utility furnished to the Premises, by reason of any Legal Requirement or any requirement, act or omission of the public utility or other person(s) serving the Building with electricity, water, oil, gas, steam or other utility, or (iii) any accident, fire or other casualty, or other act of God, or (iv) any other event, whether similar or dissimilar, beyond Landlord’s reasonable control.

“Governmental Authority” shall mean the United States, the State of New York, the Town of North Hempstead, and/or any political subdivision thereof any thereof, and/or any agency, department, commission, board or instrumentality of any thereof.

 “Insurance Requirements” shall mean all orders, rules, regulations, requirements, policies or recommendations of any board of fire underwriters, fire rating organization, insurance rating organization or any other body exercising the same or similar functions to the foregoing (collectively, “insurance rating organizations”) which have jurisdiction over, or otherwise make rates or findings in respect of, all or any part of the Real Property.

“Interest Rate” shall mean an interest rate equal to two percent (2%) above the so-called annual “Base Rate” of interest established and approved by The Bank of New York, from time to time, as its interest rate charged for unsecured loans to its corporate customers, but in no event greater than the highest lawful rate from time to time in effect.

“Landlord” shall mean only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of an Underlying Lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in an Underlying Lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed and agreed to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord’s interest under this Lease.

“Landlord Party” shall mean (1) any principal, partner, member, officer, stockholder, director, employee or agent of Landlord or of any partner or member of any partnership constituting Landlord, disclosed or undisclosed, (2) any Underlying Lessor or any principal, partner, member, officer, stockholder, director, employee or agent thereof, and (3) any Mortgagee or any principal, partner, member, officer, stockholder, director, employee or agent thereof; and “Landlord Parties” shall have the corresponding plural meaning.

“Legal Requirements” shall mean all applicable laws, statutes and ordinances (including codes, approvals, permits and zoning regulations and ordinances) and the orders, rules, regulations, interpretations, directives and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other sub-divisions thereof, or of any official thereof, or of any other governmental, public or quasi-public authority, whether now or hereafter in force.

“Person” shall mean any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity.

 “Public Areas” shall mean, collectively, the areas of the Real Property which, from time to time, are open to the public as means of ingress and egress to and from the Building and the various parts thereof, including the public walkways on the Land, the Building’s public street entrances, the Building’s ground floor and other public lobbies (and, with respect to any multi-tenanted floor, any common elevator lobbies thereon), the Building’s public hallways, corridors and passages (and, with respect to any multi-tenanted floor, any common corridors thereon), the Building’s public stairways, and, with respect to any multi-tenanted floor, the Core Lavatories thereon serving more than one tenant.

“Real Property” shall mean, collectively, the Building, inclusive of the Base Building and the Premises, and all improvements, fixtures, facilities, machinery and equipment comprising a part of, or located in or used in the operation of, the Building (including without limitation all improvements and betterments of tenants), as well as all personal property located in the Building which is used in the operation thereof, the Land, the curbs, sidewalks and plazas immediately adjoining the Land, and all easements, air rights, development rights and other appurtenances to the Building and/or the Land.

“Structural Elements”, of the Building, shall mean the Building’s roof, roof terraces, slabs, beams, columns, girders and other structural members and connections, as well as the Building’s exterior walls, window frames and windows and all other parts of the Building’s structure and supports.

“Tenant” shall mean the Tenant herein named or any assignee or other successor in interest (immediate or remote) of the Tenant herein named, which at the time in question is the owner of the Tenant’s estate and interest granted by this lease; but the foregoing provisions of this subsection shall not be construed to permit any assignment of this lease or to relieve the Tenant herein named or any assignee or other successor in interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

“Tenant Party” shall mean (1) any principal, partner, member, officer, stockholder, director, employee or agent of Tenant or of any partner or member of any partnership constituting Tenant, disclosed or undisclosed, or (2) any subtenant of Tenant or any other party claiming by, through or under Tenant, or any principal, partner, member, officer, stockholder, director, employee or agent of such subtenant or such other party; and “Tenant Parties” shall have the corresponding plural meaning.

“Untenantable”, when used with respect to the Premises, or any portion thereof, shall mean that the Premises, or such portion thereof, is not capable of being occupied by Tenant (or any Tenant Party) for the purposes demised hereunder (and, accordingly, that the Premises, or such portion thereof, is not being occupied by Tenant (or any Tenant Party) for the purposes demised hereunder); and “tenantable”, when used with respect to the Premises, or any portion thereof, shall mean that the Premises, or such portion thereof, are not untenantable.

13.2.           Terms, Phrases and References.

In addition, as used in this Lease, the following terms, phrases and references, shall have the meanings indicated:

(a)           The term “alterations” shall include additions, deletions, improvements and/or any other changes.

(b)           The phrase “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question.

(c)           The terms “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular Article or Section, unless expressly so stated.

(d)           The term “including”, whenever used herein, shall mean “including without limitation”, except in those instances where it is expressly provided otherwise.

(e)           The term “repairs” shall include, as appropriate, replacements.

(f)           The provisions of this Lease which (i) provide that “Landlord shall have no liability to Tenant” for any act, omission or other event, (ii) provide that any act, omission or other event shall be “without liability on the part of Landlord”, or (iii) provide that Landlord may perform an act or exercise a right, or permit another person to do so, “without incurring any liability to Tenant therefor”, shall, in the case of each such provision, mean that, except as otherwise provided herein, (x) Tenant shall not be entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner of any of its other obligations hereunder, and (y) neither Tenant nor any Tenant Party shall have any claim (of any kind or nature whatsoever, at law or in equity) against Landlord or any Landlord Party (or otherwise be entitled to any compensation from Landlord or any Landlord Party) for any loss or injury suffered by reason of such act, omission or other event.

ARTICLE 14 - MISCELLANEOUS

14.1.           Notices.

Any notice, statement, demand, request, consent, approval or other communication required or permitted to be given, rendered or made by either Landlord or Tenant pursuant to this Lease (collectively, “notices”) shall be in writing and shall be deemed to have been properly given, rendered or made only if sent by (i) registered or certified mail, return receipt requested, posted in a United States post office station or letter box (in which event such notice shall be deemed to have been given, rendered or made upon receipt), or (ii) overnight courier service (in which event such notice shall be deemed to have been given, rendered or made when delivered), and (a) in the case of a notice to Tenant, to the address for Tenant hereinabove set forth at the beginning of this Lease, Attn: Ewen Cameron, President and CEO (and, after the Commencement Date, a copy to the address for Tenant at the Premises, Attn: Mark Farnham, Director of Operation, NY), and (b) in the case of a notice to Landlord, with a copy to:

Earp Cohn P.C.
20 Brace Road, 4th Floor
Cherry Hill, New Jersey 08034
Attn:  Richard B. Cohn, Esquire

Either party may, by notice as aforesaid, designate a different address or addresses for notices intended for it.  Rejection or other refusal to accept or the inability to deliver any notice issued pursuant to this Section 14.1 because of a changed address of which no notice pursuant to this Section 14.1 was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

14.2.           Brokerage.

Tenant covenants, warrants and represents to Landlord that no broker, other than CB Richard Ellis, Inc., and Linque Management Company, Inc. (together, “Broker”), was instrumental in bringing about or consummating this Lease and that Tenant has had no conversations or negotiations with any broker except Broker concerning the leasing of the Premises.  Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker other than Broker.  Landlord covenants, warrants and represents to Tenant that no broker, other than Broker, was instrumental in bringing about or consummating this Lease and that Landlord has had no conversations or negotiations with any broker except Broker concerning the leasing of the Premises.  Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Landlord with any broker, including, without limitation, Broker.  Landlord agrees to pay Broker pursuant to a separate agreement or agreements.

14.3.           Estoppel Certificates.

Either party, at any time and from time to time, on or prior to the tenth (10th) Business Day following a written request by the other party, shall execute and deliver to the requesting party (and/or to a party designated by the requesting party) a statement (i) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), (ii) certifying to the Commencement Date, Expiration Date and the dates to which Rent has been paid, (iii) stating whether or not, to the best knowledge of certifying party, Landlord is in default in performance of any of its obligations under this Lease (and, if so, specifying each such default of which the certifying party shall have knowledge), and (iv) stating whether or not, to the best knowledge of the certifying party, any Event of Default has occurred which is then continuing (or any event has occurred which with the giving of notice or passage of time, or both, would constitute an Event of Default), and, if so, specifying each such event.  The certifying party shall include or confirm in any such statement such other information concerning this Lease as the requesting party may reasonably request.

14.4.           Affirmative Waivers.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.  Tenant shall not interpose any counterclaim of any kind, except for mandatory or compulsory counterclaims, in any action or proceeding commenced by Landlord to recover possession of the Premises, provided that nothing herein shall be deemed to preclude Tenant from bringing a separate action for any claim Tenant may have hereunder.  Tenant hereby waives any right of redemption or similar right that it may have with respect to this Lease after the termination hereof.

14.5.           No Waivers.

14.5.1.         No delay or omission by either party in exercising a right or remedy shall exhaust or impair such right or remedy or constitute a waiver of, or acquiescence in, any default by the other.  A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy, from time to time.

14.5.2.         The receipt by Landlord of Rent with knowledge of any default by Tenant shall not be deemed a waiver of such default.  No provision of this Lease, or any default by either party hereunder, shall be deemed to have been waived by the other unless such waiver be in writing signed by the waiving party.

14.5.3.         No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent.  No endorsement or statement of any check or any letter accompanying any check or payment as rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

14.6.           No Representations.

Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease.

14.7.           Memorandum of Lease.

Tenant shall not record this Lease or any memorandum hereof.

14.8.           Partnership Tenant.

If, at anytime during the Term, Tenant shall be a partnership (or be comprised of two (2) or more persons) (any such partnership and/or such persons being herein called “Partnership Tenant”), then the liability of each of the parties comprising Partnership Tenant (whenever such parties shall be admitted or become partners) shall be joint and several.

14.9.           Authority of the Parties to this Lease.

Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant.  Landlord represents and warrants that this Lease has been duly authorized, executed and delivered by Landlord and constitutes the legal, valid and binding obligation of Landlord.

14.10.           Governing Law.

This Lease shall be governed by, and construed in accordance with, the laws of the State of New York.

14.11.           Entire Agreement; Modifications.

This Lease represents the entire agreement of the parties, and, accordingly, all understandings and agreements heretofore had between the parties are merged in this Lease, which alone fully and completely express the agreement of the parties.  No amendment, surrender or other modification of this Lease shall be effective unless in writing and signed by the party to be charged therewith.

14.12.           Severability.

If any provisions of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.

14.13.           Interpretation.

The table of contents, captions, headings and titles in this Lease are solely for convenience of references and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation or other provision of this Lease on Tenant’s and Landlord’s part to be performed, shall be deemed and construed as a separate and independent covenant of

Tenant and Landlord respectively, not dependent on any other provision of this Lease.  Whenever in this Lease the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and, in each case, vice versa, as the context may require.

14.14.           No Third Party Beneficiaries.

The rights in favor of Landlord and Tenant set forth in this Lease shall be for the exclusive benefit of Landlord and Tenant, respectively, it being the express intention of the parties that in no event shall such rights be conferred upon or for the benefit of any third party.

14.15.           Submission of Draft Lease; Execution of Lease.

The submission by Landlord of the lease in draft form shall be deemed submitted solely for Tenant’s consideration and not for acceptance and execution.  Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed the lease and duplicate originals thereof shall have been delivered to the respective parties.  If Landlord has submitted to Tenant executed originals of this Lease, the offer evidenced by such submission shall be automatically withdrawn, terminated, null and void, unless, before the expiration of five (5) calendar days after the date of Tenant’s receipt of such originals, either (i) Landlord shall have received from Tenant all of such original Leases, executed by Tenant, together with all amounts required to be paid by Tenant to Landlord upon Lease execution, or (ii) Landlord shall have delivered to Tenant written notice that such five (5) day period for execution and return by Tenant of said original Leases has been extended.  In addition, Landlord may, by written notice given to Tenant any time before Landlord’s receipt from Tenant of such original Leases so executed by Tenant and accompanied by such amounts required to be so paid by Tenant, withdraw such offer evidenced by such original Leases executed by Landlord.

14.16.           Counterparts.

This Lease may be executed in several counterparts, all of which constitute one and the same instrument.

14.17.	Relocation.

On one (1) occasion following the date of execution of this Lease by Landlord and Tenant, on at least ninety (90) days’ prior notice to Tenant, Landlord shall have the right to move Tenant out of the Premises and into premises having at least equal floor space and linear fenestration of windows located on the top two (2) floors of the Building for the duration of the Term.  In the event Landlord exercises this right of relocation, Landlord shall decorate and construct improvements in the new premises equivalent to those in the Premises and remove, relocate and reinstall Tenant’s Property including furniture, trade fixtures, furnishings, cabling, wiring, equipment and other personal property, and, if installed in the Premises, submeters equivalent to those in the Premises to measure Tenant’s use of electricity, all at the sole cost and expense of Landlord.  When the substitute new premises are ready for delivery by Landlord, Tenant shall surrender the Premises.  In connection with such relocation, Landlord shall, at Landlord’s sole cost and expense, (i) if such relocation causes a change in Tenant’s address at the Premises shown on Tenant’s letterhead and business cards, provide Tenant with a reasonable supply of new letterhead and business cards reflecting such changed address and (ii) reimburse Tenant for the actual reasonable out-of-pocket cost incurred by Tenant in printing and mailing to Tenant’s vendors and customers having contact with Tenant at the Premises a notice of such relocation.  Following any such relocation, this Lease shall continue in full force and effect except for the description of the Premises and Tenant’s Share which, upon completion of such relocation, shall be deemed amended to describe the substitute new premises and pro rata share, respectively, to which Tenant shall have been relocated in accordance with this Section 14.17.  The Fixed Rent and Tenant’s Share shall be adjusted to reflect the size of the new premises, but such adjustment shall not increase said Fixed Rent or Tenant’s Share, regardless of the size of the new premises.

14.18.           Waiver of Landlord’s Lien.  Landlord hereby expressly waives any lien, right of distraint or related or similar rights now or hereafter granted to Landlord by statute, or otherwise, with respect to Tenant’s Property, trade fixtures, inventory, or stock-in-trade in or on the Premises for non-payment of rent, default by Tenant, or any other reason whatsoever; to the extent a waiver of any lien is unenforceable, Landlord hereby subordinates such lien to the lien of any holder of indebtedness of Tenant.

ARTICLE 15 - ADDITIONAL PROVISIONS

15.1.           Renewal Option.

15.1.1.         Tenant, provided this Lease shall then be in full force and effect, shall have the option (herein called the “Renewal Option”) to extend the Term for an additional three (3) year period (the “Renewal Term”), which Renewal Term shall commence on the date immediately succeeding the Expiration Date, and end on the third (3rd) anniversary of the Expiration Date (such anniversary being herein called the “Renewal Expiration Date”).  The Renewal Option may be exercisable only if Tenant first provides Landlord with written notice of Tenant’s intent to exercise the Renewal Option (herein called the “Intent to Renew”) not later than the date that is fifteen (15) months prior, nor earlier than the date that is eighteen (18) months prior, to the Expiration Date (time being of the essence).  The parties agree that for a period of ninety (90) days from the date Landlord receives Tenant’s written notice of its Intent to Renew, they shall negotiate in good faith to agree upon the Renewal Term Fixed Rent for the Renewal Term pursuant to the provisions of Section 15.1.3(c) below.  Landlord, at its option, may render Tenant’s written notice of its Intent to Renew or the Renewal Notice null and void upon notice thereof to Tenant if, at the time that Landlord receives the same, Tenant shall be in default under this Lease beyond any applicable notice and/or cure period.

15.1.2.         If Tenant exercises the Renewal Option in accordance with the terms set forth herein, then this Lease shall thereupon be extended for the Renewal Term upon all the same terms, covenants and conditions as are contained in this Lease and applicable prior to the Renewal Term, except that for, and during, the Renewal Term: (1) the Fixed Rent shall be the Renewal Term Fixed Rent (as hereinafter defined) for the Renewal Term, as determined as hereinafter set forth; (2) the Expiration Date shall be the Renewal Expiration Date; (3) any provisions of this Lease setting forth (i) workletter or other work obligations of Landlord, (ii) work allowances or contributions to be made by Landlord or (iii) abatements of Rent, shall not apply; and (4) the provisions of Section 15.1.1 above relating to Tenant’s right to renew the Term shall not be applicable.

15.1.3.        (a)           As used herein, the term “Renewal Term Fixed Rent” for the Renewal Term shall mean a fixed rent payable at a per annum rate equal to the product of (i) the Renewal Fair Market Fixed Rent for such Renewal Term, multiplied by (ii) the number of rentable square feet in the Premises.

          (b)           As used herein, the term “Renewal Fair Market Fixed Rent” for the Renewal Term shall mean the fixed rent, per rentable square foot per annum, that a willing tenant would pay and a willing landlord would accept for a hypothetical renewal lease of the Premises having a 3-year term (commencing with the commencement of the Renewal Term), and providing for fixed annual rent on a level payment basis throughout such term (i.e., no step-ups in fixed rent), assuming: (i) that the Premises were being demised by such hypothetical renewal lease in their “as is” condition as of the date that Tenant exercised the Renewal Option; (ii) that the terms of such hypothetical renewal lease would (w) include a work allowance or contribution to be paid by such willing landlord to such willing tenant in an amount equal to the amount, if any, that Landlord in its Renewal Rent Proposal (as hereinafter defined) has indicated it is willing to provide to Tenant (but Landlord shall not be obligated to offer in its Renewal Rent Proposal to provide any such work allowance or contribution), (x) include a free rent period during which such willing tenant would not pay any fixed rent having a duration equal to the free rent period, if any, that Landlord in its Renewal Rent Proposal has indicated it is willing to provide to Tenant (but Landlord shall not be obligated to offer in its Renewal Rent Proposal to provide any such free rent period), (y), include provisions stating that the Base Tax Year for and during the Renewal Term shall be the calendar year in which the Renewal Term commences and that the Operating Payments for the Renewal Term shall (i) commence on the first anniversary of the commencement of the Renewal Term at 3.5% of the annual Fixed Rent in effect immediately preceding such first anniversary of the Renewal Term, and (ii) increase on each subsequent anniversary of the commencement of the Renewal Term to an amount equal to 3.5% of the sum of the annual Fixed Rent and the total annual Operating Payment for the immediately preceding twelve (12) month period, and (z) otherwise be the same terms and conditions as are provided for in this Lease for the Renewal Term; and (iii) that such willing landlord would be paying a brokerage commission in respect of such hypothetical renewal lease equal to the brokerage commission, if any, payable by Landlord to Broker or any other broker to whom a commission may be owing in connection with the Renewal Term.

          (c)           During the ninety (90) day period (the “Renewal Negotiation Period”) following Landlord’s receipt of Tenant’s written notice of its Intent to Renew, Landlord and Tenant shall attempt to agree upon the Renewal Term Fixed Rent for the Renewal Term (including any concessions to be provided in connection therewith).  On or prior to the fifteenth (15th) day of the Renewal Negotiation Period, Landlord shall give Tenant written notice (the

“Renewal Rent Proposal”) for Tenant’s consideration containing (i) Landlord’s determination of the Renewal Term Fixed Rent for the Renewal Term, including Landlord determination of the Renewal Fair Market Fixed Rent (“Landlord’s Renewal Rent Determination”), (ii) the amount of any work allowance or contribution that Landlord is willing to provide to Tenant (but Landlord shall not be obligated to offer in the Renewal Rent Proposal to provide any such work allowance or contribution), and (iii) the duration of any free rent period that Landlord is willing to provide to Tenant (but Landlord shall not be obligated to offer in the Renewal Rent Proposal to provide any such free rent period).  If Landlord and Tenant fail to agree upon the Renewal Term Fixed Rent for the Renewal Term within the Renewal Negotiation Period, then Tenant may, by written notice (a “Renewal Appraisal Notice”) received by Landlord before the expiration of the Renewal Negotiation Period, elect to have the Renewal Term Fixed Rent for the Renewal Term determined by appraisal in accordance with the provisions set forth on Exhibit G annexed hereto.

Unless, before the expiration of the Renewal Negotiation Period, either (i) Landlord and Tenant agree upon the Renewal Term Fixed Rent for the Renewal Term as evidenced by Landlord’s receipt of written notice from Tenant exercising Tenant’s Renewal Option (the “Renewal Notice”), or (ii) Landlord receives a Renewal Appraisal Notice from Tenant, then Tenant’s written notice of its Intent to Renew shall be deemed null and void upon the expiration of the Renewal Negotiation Period and the provisions of this Section 15.1 (Renewal Option) shall be of no further force or effect.

          (d)           If, pursuant to Section 15.1.3(c) above, Tenant issues its Renewal Appraisal Notice and, as of the first day of the Renewal Term, the Renewal Term Fixed Rent shall not have been finally determined pursuant to the provisions set forth on Exhibit G annexed hereto, then (i) for the period from the commencement of the Renewal Term until the date that the Renewal Term Fixed Rent is finally determined (herein called the “Renewal Pre-Determination Period”), Tenant shall make payments, on account of the Renewal Term Fixed Rent for the Renewal Term (as and when Fixed Rent is payable under this Lease), in an amount equal to the Fixed Rent in effect immediately prior to the commencement of the Renewal Term, and (ii) if, upon the final determination of the Renewal Term Fixed Rent for the Renewal Term, the payments made by Tenant on account of the Renewal Term Fixed Rent for the Renewal Term during the Renewal Pre-Determination Period were less than or in excess of the Renewal Term Fixed Rent for the Renewal Term, then Tenant shall pay to Landlord or Landlord shall refund to Tenant the amount of such deficiency or excess, together with interest thereon at the Base Rate, within twenty (20) days after demand therefor.  Tenant shall be provided the work allowance, if any, and free rent period, if any, set forth in the Renewal Rent Proposal.  Any such free rent period shall commence on the first (1st) day of the Renewal Term.  Any such work allowance shall be paid to Tenant on account of Alterations performed by Tenant in the Premises in accordance with this Lease during the Renewal Term, upon Tenant’s delivery to Landlord of invoices for such Alterations and proof of payment thereof and that no construction liens have been filed in connection therewith.

15.1.4.         Tenant shall, upon the request of Landlord, execute, acknowledge and deliver to Landlord an instrument or instruments in form reasonably satisfactory to Landlord confirming any terms and conditions of this Lease applicable to the Renewal Option or the Renewal Term, including without limitation whether or not the Renewal Option has been exercised and the Renewal Term

Fixed Rent for the Renewal Term, but any failure of Tenant to execute, acknowledge and deliver such instrument(s) shall not affect the validity of the Renewal Term or any of the provisions of this Section 15.1.

15.1.5.         Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 15.1 shall terminate and be and become null and void upon the earlier to occur of (a) Tenant’s assignment of this Lease or (b) the point in time, if any, that there are in existence subleases (or a single sublease) covering seventy-five percent (75%) or more of the rentable square footage of the Premises (as reasonably determined by Landlord).

15.2.           Tenant’s Expansion Rights.

With respect to any portion of the second (2nd) floor of the Building not included in the Premises, and that is now or hereafter leased to a third party, in the event any such area under lease thereafter becomes available for lease to a party other than the existing tenant thereof, and no other tenant of the Building having an option or preferential right with respect to such area which was granted prior to the execution of this Lease by Landlord and Tenant exercises such option or preferential right with respect to such area, Landlord will notify Tenant of the availability of such area and the terms upon which Landlord is willing to lease such area.  In such event, Tenant may, if it so desires, notify Landlord within fifteen (15) days after receipt of such notice from Landlord, that Tenant desires to lease the area in question, whereupon Landlord will enter into discussions with Tenant regarding the possibility of Tenant so leasing such area.  Landlord or Tenant shall not be obligated by this provision to enter into a lease with the other with respect to any such area or to negotiate with the other party with respect to the possible lease of any such area to the exclusion of other potential tenants.  The purpose of this provision is merely to assure Tenant that Tenant will be made aware of the existence of newly available portions of the second (2nd) floor of the Building that are now or hereafter leased to third parties when such space becomes available.  Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 15.2 shall terminate and be and become null and void upon the earlier to occur of (a) Tenant’s assignment of this Lease or (b) the point in time, if any, that there are in existence subleases (or a single sublease) covering seventy-five percent (75%) or more of the rentable square footage of the Premises (as reasonably determined by Landlord).

15.3.           Termination Option.

Provided Tenant is not in default at the time the option described in this Section 15.3 is exercised, Tenant shall have the option to terminate this Lease on the thirty-eight (38) month anniversary of the Commencement Date (the “Early Termination Date”).  Such option shall be exercised only by delivery to Landlord at least nine (9) months prior to the Early Termination Date of:

(i)           notice of Tenant’s exercise of such option (“Tenant’s Exercise Notice”) and

(ii)           a termination fee (the “Termination Fee”) (which Termination Fee shall be in addition to, and not in substitution of, any Rent payable by Tenant under this Lease) in an amount calculated by:

(a)           adding together (1) the total brokerage commissions paid to Broker for the initial Term of the Lease, plus (2) the total cost incurred by Landlord for the Initial Tenant Work, plus (3) $40,142.26 (representing Fixed Rent for the period that Tenant is not required to pay such Fixed Rent prior to the Rent Commencement Date), plus (4) $66,759.66 (representing three (3) months of the Fixed Rent and Operating Payments payable as of the Early Termination Date by Tenant under the Lease) (such sum being hereinafter referred to as the “Lease Costs”), and

(b)           determining the amount that, if paid to Landlord in equal monthly installments on the first day of each and every month during the initial Term from the Commencement Date through the first day of the last month of the initial Term, would be sufficient to repay in full the total Lease Costs plus interest thereon at ten percent (10%) per annum (such monthly amount being hereinafter referred to as the “Monthly Amortization”), and

(c)           determining the amount of Lease Costs that would be remaining unpaid as of the Early Termination Date if the Monthly Amortization were paid on the first day of every month during the initial Term through the first day of the month in which the Early Termination Date occurs and applied first against such accrued interest and then against the remaining unpaid balance of the Lease Costs as described above, the amount so yielded being the Termination Fee.

At Tenant’s written request any time prior to Tenant’s delivery to Landlord of Tenant’s Exercise Notice, Landlord shall determine and provide to Tenant a calculation of the Termination Fee.  Provided Tenant timely and properly exercises its termination option described in this Section 15.3 in the manner set forth above, the Term of this Lease shall expire as of the Early Termination Date, and such Early Termination Date shall become the Expiration Date for all purposes of this Lease.

15.4.           Storage Space.

During the Term, Tenant shall be entitled to use and occupy the area located on the lower level of the Building shown on the plan attached hereto and made a part hereof as Exhibit H (the “Storage Space”) for storage of Tenant’s equipment and personal property in connection with Tenant’s use and occupancy of the Premises.  The Storage Space shall be deemed to contain 1,555 rentable square feet.  Landlord shall deliver possession of the Storage Space to Tenant as of the Commencement Date vacant, dry and broom clean.  Tenant shall accept the Storage Space in the condition set forth in the preceding sentence, and otherwise in “as is” condition.  Landlord shall not be required to provide any services to the Storage Space (except electricity for existing lighting).

Tenant shall pay to Landlord, together with Fixed Rent for the Premises, the sum of $1,814.17 per month as rent for the Storage Space.  Tenant shall not be required to pay Operating Payments, Tax Payments or electrical charges for Tenant’s use and occupancy of the Storage Space; otherwise, all of Tenant’s obligations applicable to the Premises under this Lease shall also be applicable to the Storage Space.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD: 1979 MARCUS AVENUE ASSOCIATES, LLC, a Delaware limited liability company
By:	/s/ Bruce Beswick
Name:	Bruce Beswick
Title:	Member

TENANT: TELTRONICS, INC., a Delaware corporation

By:	/s/ Ewen Cameron
Name:	Ewen Cameron
Title:	President & CEO

[g:\staff\rcohn\rbc\files.m-p\1979 marcus\teltronics\teltronics lease dr3 8/13/10]

EXHIBIT A

Legal Description of Land

ALL that certain plot, piece of parcel of land, situate, lying and being at Lake Success, Town of North Hempstead, County of Nassau and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of Union Turnpike Extension distant 2079.25 feet easterly from the corner formed by the intersection of the northerly side of Union Turnpike Extension with the easterly side of Lakeville Road and from said point of beginning;

RUNNING THENCE northerly along the arc of a curve bearing to the right having a radius of 19.50 feet a distance of 11.82 feet, the chord of said curve bearing North 13 degrees 02 minutes 25 seconds West 11.64 feet;

THENCE North 04 degrees 19 minutes 36 seconds East 97.10 feet;

THENCE North 16 degrees 04 minutes 36 seconds East 548.64 feet;

THENCE South 73 degrees 55 minutes 24 seconds East 624.20 feet;

THENCE South 16 degrees 04 minutes 36 seconds West 299.06 feet;

THENCE South 86 degrees 49 minutes 14 seconds East 61.13 feet;

THENCE South 01 degrees 33 minutes 20 seconds East 23.76 feet;

THENCE along the arc of a curve bearing to the left having a radius of 535.00 feet a distance of 135.10 feet;

THENCE along the arc of a curve bearing to the right having a radius of 10.00 feet a distance of 15.71 feet;

THENCE South 00 degrees 26 minutes 40 seconds West 10.00 feet to the northerly side of Union Turnpike Extension;

THENCE along the northerly side of Union Turnpike Extension North 89 degrees 33 minutes 20 seconds West 707.14 feet to the point or place of BEGINNING.

TOGETHER with the benefit of that certain Reciprocal Easement and Maintenance Agreement made between Triad III Associates, Triad IV Associates and Triad Land Associates dated May 14, 1985 and recorded July 11, 1985 in Liber 9651 of Deeds, Page 414.

TOGETHER with the benefit of that certain Easement Agreement made between Triad IV Associates and Triad V Associates dated as of August 12, 1988 and recorded October 3, 1988 in Liber 9943 of Deeds, Page 876.

Together with all right, title and interest of, in and to any streets and roads abutting the above described premises, to the center line thereof.

A-1

EXHIBIT B

Floor Plan of Premises/Initial Tenant Work Plan

(See attached plan)

B-1

EXHIBIT C

RULES AND REGULATIONS

A.           GENERAL RULES AND REGULATIONS

The following Rules and Regulations shall be applicable to the Building and the Premises as said terms are defined in the Lease of which these Rules and Regulations are a part (hereinafter the “Lease”).  Unless otherwise provided in these Rules and Regulations, all references to “tenant” or “tenants” shall be deemed to include “Tenant” as defined in the Lease.  In the event of a conflict between these Rules and Regulations and the provisions of the Lease, the provisions of the Lease shall control:

1.
The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors and halls in the Building and Premises shall not be obstructed or used for any purpose other than ingress and egress.

2.
No curtain, blinds, shades or screens shall be used, attached to, or hung in any window of a Tenant’s Premises, without Landlord’s prior consent, which consent may be withheld if same, in Landlord’s sole discretion, detracts from the uniformity of the exterior appearance of the Building.  Skylights, windows and doors that admit light and air into the Premises, or other public spaces in the Building, shall not be covered or obstructed in any way, nor shall any bottles, parcels, or other articles be placed on window sills or on the peripheral heating enclosures.

3.
No projections, signs, advertisements, notices or other lettering and/or window treatment shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Premises or the Building, or on the inside of the Premises, if same is visible from the outside of the Premises, without the prior written consent of Landlord.  Interior signs on doors and directory tablets shall be inscribed, painted or affixed for each Tenant by the Landlord at the expense of such Tenant, and shall be of a size, color and style acceptable to the Landlord.  The directory tablet or tablets will be provided exclusively for the display of the name and location of Tenants only and Landlord reserves the right to exclude any other names therefrom.  Nothing may be placed, inscribed, painted or affixed on the exterior of corridor walls or corridor doors without Landlord’s prior written consent.

4.
The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, trash, acid, sanitary napkins or any other foreign substances shall be placed or thrown therein.  All damage and costs resulting from any such misuse shall be charged to the Tenant who, or whose servants, employees, agents, visitors or licensees shall have caused the same.

5.
No Tenant shall mark, paint, drill into, or in any way deface any part of the Building, except as expressly provided in the Lease.  Except with respect to Tenant’s communication and data cabling pursuant to the terms of this Lease, no boring, cutting or stringing of wire shall be permitted except with the prior written consent of the Landlord and as the Landlord may direct.  No Tenant shall lay any floor covering, if same shall come in direct contact with the floor of the Premises, without the prior written consent of the Landlord, and as Landlord may direct as to sound deadening, use of adhesives, and methods of installation.

6.
No bicycles, vehicles, birds or animals of any kind shall be brought into or kept in or about the Building or the Premises, except that bicycles may be parked in an area in the event specifically designated by Landlord for such purpose.  Landlord assumes no responsibility for any bicycles so parked.

7.
No Tenant shall make, or permit to be made, any unseemly or disturbing noises or vibrations or disturb or interfere with other occupants of the Building or neighboring buildings or those persons having business with said occupants, whether by the use of any office equipment, machinery, musical instrument, television, radio, phonograph, unusual noise, or in any other way.

8.
All machinery and equipment shall be placed by the Tenant in the Premises in a setting designed to absorb and prevent any vibration, noise or annoyance from emanating into the space of other Tenants or into common and public spaces in the Building.

9.
No Tenant or any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep within the Building or the Premises any inflammable, combustible, toxic, explosive or dangerous fluid, chemical or substance.  Nor shall any Tenant cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

10.
Use of microwave cooking appliances for the preparation of coffee, tea, or other hot beverages by Tenant in the Premises are permitted only in an area of such Tenant’s Premises, specifically designed for such use, including amongst others a hard floor surface, such as composition or ceramic tile, and the maintenance and cleaning of such area shall be the responsibility of such Tenant.  Any damage to the Building or the Premises on account of such use shall be the responsibility of Tenant causing same.

11.
No Tenant shall throw, store or place, even temporarily, any object, obstruction, litter or dirt in any of the corridors or common areas of the Building.  Nor shall any Tenant throw or place any object, obstruction, litter or dirt out of the Building, into or onto any of parking fields, garages, plazas, landscaped areas or sidewalks.

12.
No Tenant shall utilize the Premises occupied by it for the sole or major purpose of interviewing or hiring prospective employees and shall not advertise the address of the Building as the location for such interviewing or hiring.  No Premises shall be used for lodging or sleeping or for any immoral or illegal purposes.

13.
Except as may be provided in the Lease, no additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall any changes be made in existing locks or the mechanism thereof.  Landlord, at its expense, shall, at or prior to initial occupancy by any Tenant, supply any and all necessary passkeys to any portion of the Premises demised to any Tenant pursuant to any Lease.  All keys issued thereafter shall be issued by Landlord at Tenant’s expense.  Each Tenant must, upon the termination of its tenancy, restore to the Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, such Tenant.  In the event of the loss of any keys so furnished, such Tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key, if Landlord shall deem it necessary to make such changes. Rooms found locked in violation hereof shall not be cleaned by Landlord, and Landlord shall make no allowance or rent concessions to Tenant by virtue of not cleaning such room or rooms.

14.
All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description, must take place during the hours and in a manner which the Landlord may determine.  The moving of safes or other fixtures or bulky matter of any kind must be done upon twenty-four (24) hours’ previous written notice to the Building Manager and be under his supervision, and the persons employed by any Tenant for such work must be acceptable to the Landlord and properly insured, and licensed if required.  All such moving shall be subject to the availability of appropriate elevator service.  Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or any provision of the Lease.  Landlord reserves the right to prescribe the weight and position of all safes.  All deliveries or removals of any type whatsoever, shall be delivered to or removed from the Building through the loading dock and service corridors.  No hand trucks or dollies may be used in the Building or the Premises unless equipped with rubber tires and side guards.

15.
Tenant shall not park or permit to stand any vehicle in the loading dock area, nor shall the loading dock area be obstructed in any manner, other than for the purpose of actively loading or unloading, of merchandise or equipment necessary for the conduct of a Tenant’s business in its Premises.  All loading and unloading shall be done in a prompt and efficient manner on a first come, first serve basis, and shall be under the supervision and direction of Landlord.

16.	Tenant will provide and maintain chair mats or carpet rollers under all rolling furniture located in carpeted areas.

17.
No Tenant shall obtain or purchase for use in the Premises spring water, ice, towel catering service, barbering, bootblacking, floor polish, janitorial, maintenance or other like services from any person not approved by the Landlord.  Tenant shall not install or permit the installation or use of any food, beverage, cigarette, cigar or other dispensing machine, without the prior written consent of the Landlord and by such persons as shall be approved by Landlord.  Tenant is permitted to use and maintain one or more water coolers in the Premises, installed by vendor(s) of Tenant’s choice and at Tenant’s expense.

18.	No contractor other than Landlord’s designated General Contractor shall be permitted to work in any Tenant’s Premises or the Building.

19.
Any persons employed by any Tenant to do janitorial or any other work, while in the Building and outside of the Premises shall be subject to and under the control and direction of the Building Manager but not as an agent or servant of said Manager or of the Landlord, and Tenant shall be responsible for all acts of such persons.

20.	All doors opening onto public corridors in the Building shall be kept closed, except when in use for ingress and egress.

21.	Special requirements, or complaints of Tenants will be attended to only upon application to the office of the Building Manager. Building employees shall not be required to perform,

and shall not be requested by any Tenant to perform, any work outside of their regular duties, unless under specific instructions from the Building Manager.

22.	Canvassing, soliciting and peddling in the Building are prohibited and each Tenant shall cooperate to prevent the same.

23.	Except as may be provided in the Lease, no supplementary air-conditioning unit or other similar apparatus shall be installed or used by any Tenant without the written consent of Landlord.

24.
Tenant shall be responsible for the replacement of all light bulbs and ballasts in Tenant’s Premises.  All fluorescent bulbs shall be of a type and manufacture designated by Landlord in order to promote uniformity in the Building and its nighttime exterior appearance.  Fluorescent bulbs shall be replaced at least every 12,000 hours.

25.	Landlord shall have the right, exercisable without notice and without liability to any Tenant, to change the name and address of the Building.

26.
Landlord shall have the right to prohibit any advertising or promotion by any Tenant, which in Landlord’s opinion, tends to impair or diminish the reputation or the desirability of the Building as a first-class office building.  Upon written notice from Landlord, Tenant shall refrain from or discontinue such promotion or advertising.

27.
No Tenant may use any area of the Building not within the Premises demised to it, for the purpose of congregating, setting up displays, holding meetings, seminars or other such activity.  Tenants desiring to hold or perform any such activity must first consult with Landlord who, at his sole discretion, may or may not, without any liability to any other tenant, give his consent, establish rules and parameters and the charges therefor.  Landlord’s permission, given specifically to one Tenant, shall not operate as a change to the Rules and Regulations, nor imply or establish in any way the charges or parameters that Landlord may determine for other Tenants desiring to hold similar activities.

28.	Parking fields, planted areas, lawn areas and plazas surrounding the Building shall not, unless specifically designated, be used for picnicking, recreational or lounging purposes.

29.
At its sole discretion, Landlord may, but is not obligated to, institute security measures in or about the Building, and as such may limit access to any person not known to management, or not having a pass issued by Landlord or not otherwise properly identified, and may require all persons admitted to or leasing the Building to register with the Building personnel.  Such measures will generally not be instituted during normal working hours.  Any person whose presence in the Building at any time shall, in the Landlord’s sole judgment, be prejudicial to the safety, character, reputation and interest of the Building or its Tenants, may be denied access to, or may be ejected from the Building. Landlord may additionally inspect any package or object being brought into or removed from the Building.  Landlord shall not, by virtue of the establishment of such rules and requirement, be in any way responsible or liable for the protection of Tenants or their possessions.  Landlord shall in no way be liable to Tenants for damages or loss arising from the admission, exclusion or ejection of any person to or from the Premises or the Building under the provisions of this rule.

30.
In the event of any violation of these Rules and Regulations by any Tenant, Landlord shall have the right without any liabilities, to rectify or remove any installation found to be in violation thereof, and shall charge such Tenant all costs associated therewith as Additional Charges, as such term is defined in the Lease.

31.
Landlord reserves the right without any obligation to rescind, alter, waive, modify or establish new Rules and Regulations for the Building at any time, when in Landlord’s sole judgment, it is deemed desirable or necessary, for Landlord’s best interest and for the best interests of the Tenants.  A waiver or rescission of any Rule or Regulation in favor of one Tenant shall not operate in favor of any other Tenants.  Landlord shall not be responsible to any Tenant for the violation by any other Tenant of any Rules or Regulations.

B.           PARKING AREA RULES AND REGULATIONS

The following Rules and Regulations shall apply to all parking areas and the parking structure serving the Building and the Premises:

1.	All cars must be parked entirely within the stall lines.

2.	All directional signs and arrows must be observed.

3.	The speed limit shall be five (5) miles per hour.

4.	Parking is prohibited:

(a)           in areas not striped for parking;
(b)           in aisles;
(c)           where “no parking” signs are posted;
(d)           on ramps;
(e)           in crosshatched areas;
(f)	in such other areas as may be designated by Landlord or Landlord’s designee.

5.
Should Landlord at any time find it advisable, in its sole judgment, to institute measures whereby parking areas would be limited or made accessible only to persons having proper identification and reason for parking or being within the Building, Landlord may institute such measures or procedures that, in Landlord’s sole judgment, will serve to accomplish same.

6.
Parking stickers or any other device or form of identification if supplied by Landlord shall remain the property of Landlord.  Such parking identification device must be displayed as requested by Landlord and may not be mutilated in any manner.  The serial number of any parking identification device may not be obliterated.  Parking identification devices shall not be transferable and any device in the possession of an unauthorized holder will be void.  There will be a replacement charge to the Tenant or person designated by Tenant of $25.00 for loss of any magnetic parking card.

7.
Loss or theft of parking identification devices from automobiles must be reported to the Landlord immediately, and a lost or stolen report must be filed by the parker at that time.  Any parking identification devices reported lost or stolen and found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen, devices which are subsequently recovered must be returned to the Landlord immediately.

8.
The Landlord or its designee reserves the right to refuse the issuance of stickers or other parking identification devices to any Tenant or person and/or his agents or representatives who willfully refuses to comply with the above Rules and Regulations and with all applicable municipal, state or federal ordinances, laws, rules and regulations or agreements (whether or not posted).

9.	Parking managers or attendants, if any, are not authorized to make or allow any exceptions to these Rules and Regulations.

10.	Every parker is required to park and lock his own car. All responsibility for damage to cars is assumed by the parker.

11.	Washing, waxing, cleaning or servicing of any vehicle while in the parking areas by any person is prohibited.

12.	Landlord shall have no obligation to remove any improperly parked vehicles from any parking space, whether or not said space is designated for the use of any particular Tenant.

13.	All parking against planted areas shall be front end forward to curb to prevent engine exhaust from destroying or damaging any planted materials.

14.	Tenants shall cooperate with Landlord in moving their vehicles, when requested, so as to facilitate proper snow removal or other clean-up, if required.

15.
Landlord may, upon ten (10) days notice, require all Tenants to furnish Landlord or its authorized agent, the make, model, year, the state where registered and license plate number of vehicles owned by Tenants and all their employees or invitees.

16.
In the event of flagrant disobedience or violations of these Rules and Regulations, in Landlord’s sole judgment, Landlord may institute any policing procedure including, without limitation, the imposition of fines, towing of vehicles, placing or attaching wheel boots or other device on vehicles in violation hereof, all at the expense and costs of such Tenant who or whose employees, invitees, servants, agents or visitors shall have caused same or have had fines imposed on them.

EXHIBIT D

CLEANING SPECIFICATIONS AND MAINTENANCE OF PREMISES

(to be performed on all Business Days, except those days on which the Building is closed)

I.           CLEANING SERVICES - PUBLIC SPACES:

A.           Floor of entrance lobby and public corridors will be vacuumed or swept and washed nightly and waxed as necessary.

B.           Entranceway glass and metal work will be washed and rubbed down daily.

C.           Wall surfaces and elevator cabs will be kept in polished condition.

D.           Lighting fixtures will be cleaned and polished annually.

E.           Elevators and restrooms will be washed and disinfected once a day.  The floors will be mopped as many times as required.  All brightwork and mirrors will be kept in a polished condition.  Dispensers will be continuously checked and receptacles continuously emptied.

F.           Exterior surfaces and all windows of the building will be cleaned quarterly.

G.           There shall be regularly scheduled visits by a qualified exterminator.

II.           CLEANING SERVICES - TENANT SPACES:

A.           Floors will be swept and spot cleaned nightly.  Carpets will be swept daily with carpet sweeper and vacuumed weekly.

B.           Office equipment, telephones, etc. will be dusted nightly.

C.           Normal office waste in receptacles and ashtrays will be emptied nightly.

D.           Interior surfaces of windows and sills will be washed and blinds dusted quarterly.

III.           EXTERIOR SERVICES:

A.           Parking fields will be regularly swept, cleared of snow in excess of two inches, and generally maintained so as to be well drained, properly surfaced and striped.

B.           All landscaping, gardening, exterior lighting and irrigation systems will have regular care and servicing.

IV.           EQUIPMENT SERVICE:

A.           All air-conditioning and heating equipment and elevators will be regularly serviced and maintained.

D-1

B.           Plumbing and electrical facilities, doors, hinges and locks will be repaired as necessary.

C.           All appurtenances, such as rails, stairs, etc. will be maintained in a safe condition.

D.           Light bulb changes and ballast changes located within the Premises will be replaced as needed at Tenant=s expense.

E.           Tenant, at its cost and expense, shall maintain all fire extinguishers.

V.           EXTRA CLEANING SERVICES AND MAINTENANCE:

Tenant shall pay to Landlord, on demand, Landlord=s charges for (a) cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or its employees or visitors, (ii) use of portions of the Premises for preparation, serving or consumption of food or beverages, or other special purposes requiring greater or more difficult cleaning work than office areas; (iii) unusual quantity of interior glass surfaces; (iv) non-building standard materials or finishes installed by Tenant or at its request; (v) increases in frequency or scope in any item set forth in this Exhibit D as shall have been requested by Tenant; and (b) removal from the Premises and Building of (i) so much of any refuse and rubbish of Tenant as shall exceed that normally accumulated in the routine of ordinary business office activity and (ii) all of the refuse and rubbish of any eating facility requiring special handling (wet garbage).

D-2

EXHIBIT E

ALTERATIONS RULES AND REGULATIONS

A.           General:

1.
Except as otherwise provided in Section 5.1.1 of the Lease, Tenant will make no alterations, decorations, installations, repairs, additions, improvements or replacements (which are hereinafter called “Alterations” and which are the Alterations referred to in the Lease) in, to or about the Premises without the Landlord’s prior written consent, and then only by Tenant or, subject to Landlord’s approval, by contractors or mechanics selected by Tenant.  Notwithstanding the foregoing, or any provision in the Lease, Landlord’s consent shall not be required for, and Tenant shall not be required to comply with the provisions of this Exhibit E with respect to, Tenant’s initial installation in the Premises and the Storage Space of Tenant’s standard telecommunication and computer systems and associated cabling.

2.
Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, a complete plan of the Premises, or of the floor on which the Alterations are to occur.  Drawings are to be complete with full details and specifications for all of the Alterations.

3.	The proposed Alterations must comply with the Building Code of the Town of Hempstead, County of Nassau, State of New York and any other agencies having jurisdiction.

4.	No work shall be permitted to commence without the Landlord being furnished with a valid permit from the Department of Buildings and/or other agencies having jurisdiction.

5.
All demolition, removals, or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before or after normal working hours and Tenant shall provide the Landlord and the Building manager with at least 24 hours’ notice prior to proceeding with such work.

6.	All inquiries, submissions, approvals and all other matters shall be processed through the Landlord and the Building manager.

7.	Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

B.           Procedures for Approval:

1.	Tenant shall submit to the Landlord and the Building manager a request to perform the work. The request shall include the following enclosures:

(i)           A list of Tenant’s proposed contractors and/or subcontractors for Landlord’s approval.

(ii)           Four complete sets of plans and specifications properly stamped by a registered architect and/or professional engineer.

(iii)           A properly executed application form of Alteration form as may be required by the Town of Hempstead and/or other agencies having jurisdiction.

 (iv)           Four executed copies of the Insurance Requirements agreement in the form attached to these Rules and Regulations from Tenant’s contractor and from the contractor’s subcontractors.

(v)           Contractor’s and subcontractor’s insurance certificates including a “hold harmless” in accordance with the Insurance Requirements agreement.

2.	If Alterations are generally acceptable and otherwise permitted by the Lease, Landlord will return the following to Tenant:

(i)           Plans approved or returned with comments (such approval or comments shall not constitute a waiver of Department of Buildings approval or approval of other jurisdictional agencies).

(ii)           Signed application forms referred to in B1(iii) above, providing proper submissions have been made.

(iii)           Two fully executed copies of the Insurance Requirements agreement.

(iv)           Covering transmittal letter.

3.
Tenant shall obtain Department of Buildings approval of plans and a permit from the Department of Buildings and/or other agencies having jurisdiction.  Tenant shall be responsible for keeping current all permits.

C.           Requirements and Procedures Prior to Commencement of Work:

1.	At least thirty (30) days prior to the commencement of any Alteration work, Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises.

2.
All work shall be subject to the full supervision and inspection of Landlord’s representatives, to be performed by Landlord.  Such supervision and inspection shall be solely for the benefit of Landlord, and without any obligation or liability whatsoever to Tenant or Tenant’s contractors or subcontractors.

3.
Landlord or Landlord’s representative shall be empowered, without any liability to Tenant, its contractors and/or subcontractors, to issue orders of stop work, and/or bar access to the Premises, to any contractor and/or subcontractor whose work is deemed in the opinion of Landlord and/or Landlord’s representative, to be not in accordance with the approved plans and specifications, or to be otherwise detrimental to the Building.

4.	When necessary, in Landlord’s sole judgment, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work commences on such affected item. All such drawings are to be prepared by Tenant and reviewed by Landlord at Tenant’s cost and expense. All approvals shall be obtained by Tenant.

5.	All structural and floor loading requirements shall be subject to the prior approval of Landlord’s structural engineer at Tenant’s cost and expense.

6.	All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers at Tenant’s cost and expense.

7.	All demolition shall be supervised by Landlord’s representative at Tenant’s expense.

8.
Elevator service for construction work shall be charged to Tenant at standard Building rates.  Prior arrangements for elevator use shall be made with Building manager by Tenant.  No material or equipment shall be carried under or on top of elevators.  If an operating engineer is required by any union regulations, such engineer shall be paid for by Tenant.

9.	If shutdown of risers and mains for electrical, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative at Tenant’s expense.

No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision at Tenant’s expense.

10.	Tenant’s contractor shall:

(i)           have a Superintendent or Foreman on the Premises at all times;

(ii)           police the job at all times, continually keeping the Premises orderly;

(iii)           maintain cleanliness and protection of all areas, including elevators and lobbies;

(iv)           protect all mechanical equipment and thoroughly clean them at the completion of work;

(v)           block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air-conditioning system; and

(vi)           avoid the disturbance of other tenants.

11.	If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for the corrective work done by Building porters and other personnel.

12.
All equipment and installations must be equal to the standards of the Building.  Any deviation from Building standards will be permitted only if indicated or specified on the plans and specifications approved by Landlord.

13.	A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

14.	Upon completion of the Alterations, Tenant shall submit to Landlord properly executed documents indicating total compliance and final approval by the Department of Buildings of the work.

15.	Tenant shall submit to Landlord a final “as-built” set of drawings showing all items of the Alterations in full detail.

D.           Special Requirements Regarding Fire Safety System:

1.
Tenant acknowledges being advised that the Building has an active Fire Safety System.  Tenant shall notify its contractors and subcontractors, as well as all persons and entities who shall perform or supervise any alteration or demolition within the Premises, of such facts.

2.	Demolition by Tenant of all or any portions of the Premises shall be carried out in such manner as to protect equipment and wiring of Landlord’s Fire Safety System.

3.	Landlord, after receipt of Tenant’s notice of demolition, and at Tenant’s expense, shall secure and protect Building equipment connected to the Fire Safety System in the Premises to be demolished.

4.
Landlord, at Tenant’s expense, shall make such additions and alterations to the existing Fire Safety System as may be necessary by reason of alterations made within the Premises either by or on behalf of Tenant or by Landlord, as part of the initial installation, and work, if any, that Landlord is required to perform pursuant to the provisions of this lease or any work letter or leasehold improvements agreement entered into by Landlord and Tenant.

5.	Landlord’s contract fire alarm service personnel shall be the only personnel permitted to adjust, test, alter, relocate, add to, or remove equipment connected to the Fire Safety System.

6.
Landlord, at Tenant’s expense, shall repair or cause to have repaired, any and all defects, deficiencies or malfunctions of the Fire Safety System caused by Tenant’s alterations or demolition of the Premises.  Such expense may include expenses of engineering, supervision and standby fire watch personnel that Landlord deems necessary to protect the Building during the time such defects, deficiencies and malfunctions are being corrected.

7.
During such times that Tenant’s alterations or demolition of the Premises require that fire protection afforded by the Fire Safety System be disabled, Tenant, at Tenant’s expense, shall maintain fire watch service deemed reasonably suitable to Landlord.

ADDITIONAL STANDARDS AND REQUIREMENTS

Drywall:

1.	All drywall partitions are to be constructed in accordance with Building standard.

2.	Drywall may not be fastened to any ductwork or directly to any ceiling tile.

3.	All walls butting mullions shall have a proper channel to receive the drywall.

Electrical:

1.           Home runs shall be indicated on plans.  Metallic armored cable shall be used throughout for power and lighting wiring.

2.           Light fixtures shall be Building Standard or as previously approved by Landlord.  All lighting fixtures shall be independently supported.

3.           All wiring shall be properly supported and in accordance with local code.  All wiring shall be concealed.

4.           All electrical boxes shall meet code requirements.

5.           All unused conduit and wiring shall be removed.

6.           All wiring shall meet the requirements of the local governing code and of Underwriter’s Laboratory.

7.           Special power shall be taken from main distribution board and not from floor distribution panels.

8.           Plans with requirements shall be submitted to Landlord to determine riser capacity.

9.           Tenant shall pay for all electrical design and layout cost for related work.

10.           Building Mechanic or Engineer shall supervise all riser shutdowns.

Telephone:

1.           All telephone wire shall be concealed in conduit or thin wall tubing or approved (NEC) raceway.

2.           Telephone wiring in ceilings shall be Teflon in plenum areas and kept in bundles to specific drops.

3.           Telephone wire will be permitted to be run loose in periphery enclosures only.

4.           No telephone wire shall be run exposed on baseboards or walls.

Doors:

All wood doors shall be as per Building Standard shall be properly fire rated and bear a fire rating label.  All hollow metal doors shall be properly fire rated if they are located in rated partitions.

Hardware:

1.           All hardware shall be as per Building Standard.

2.           All locks shall be keyed and mastered to Building setup.  Two individual keys must be supplied to the Building Manager.

Equipment:

1.           Equipment where approved may be suspended with fish plates through slab or from steel beams depending on load.

2.           All floor loading and steel work shall be subject to the prior approval of the Building structural engineer.  All approvals shall be obtained by the Tenant at Tenant’s expense.   Tenant shall also be responsible for the costs of all inspections by any professional engineers in connection with this work.

Public Areas:

All public areas shall meet Department of Buildings requirements or requirements of other agencies having jurisdiction.

Air Conditioning:

1.           Tenant shall be responsible for alterations to existing air conditioning ductwork or systems and for insuring that such work is properly integrated into the existing Building systems with no adverse effects on the Buildings systems.  Landlord shall not be responsible for the proper HVAC design within the area of any Tenant Alterations.

2.           The system shall be balanced at Tenant’s expense at the completion of the job,

3.           Tenant shall furnish design balancing report to Landlord.

4.           All air conditioning components shall match existing or shall receive prior approval from Landlord.

5.           Landlord will not permit any outside louvers.

6.           All shutoff valves shall be accessible at all times.

7.           All unused ductwork shall be removed.

8.           All unused equipment shall be removed and returned to Landlord.

9.           All HVAC, kitchen, toilet and equipment exhaust fans systems and any other systems shall be discharged to the atmosphere, and not in ceilings or existing Building return air systems.

Plumbing:

1.           No water risers shall be shutdown during Building office hours.

2.           All plumbing work shall conform to local code,

3.           All fixtures shall match existing fixtures.

4.           No exposed plumbing is permitted.

5.           All unused fixtures and piping shall be removed.  All unused piping shall be capped at its respective riser.

6.           All unused fixtures shall be returned to Landlord.

7.           A Building mechanic shall supervise all riser shutdowns.

8.           All run-outs from risers shall be copper pipe.

9.           All hot water lines shall be properly insulated, and where necessary, Landlord may require that cold water or waste water lines be insulated.

Blinds and Curtains:

1.           Where applicable, new blinds shall match existing blinds.

2.           Drapery rods may not be supported by any part of the acoustical ceiling system.  Rods shall be supported by headers attached to the structure above the ceiling,

3.           If draperies are to be installed by Tenant, such draperies shall be flameproof.

Ceilings:

1.           All ceilings shall meet all requirements of the applicable Building Code.

2.           All acoustic tile ceiling shall meet shall match existing tile ceiling, and conform to Building Standards.

3.           All ceilings are to be supported independently and not from ductwork.

BUILDING STANDARDS FOR MATERIALS AND CONSTRUCTION

Partitions

Interior Office Partitions -  2 2@ steel studs at 24@ oc, floor to underside of suspended ceiling, with 2@ gypsum wall board each side with all joints taped.  Partitions terminating at mullions or columns shall be constructed without offset..

Demising walls (Between Tenant Spaces) - 2 2@ steel studs at 24@ oc, floor to underside of slab above, with 2@ gypsum wall board each side with all joints taped.  Partitions shall contain full thick acoustic insulation.  Partitions terminating at mullions or columns shall be constructed without offset..

Corridor Walls - 2 2@ steel studs at 24@ oc, floor to underside of slab above, with two layers 2@ gypsum wall board Type AC@ each side with all joints taped.  Partitions shall contain full thick thermofiber insulation.

Doors, Frames, Hardware

Primary Entrance - One pair fire-rated tempered glass doors, 2@ thick, full height.  Frame shall be clear anodized aluminum, and shall extend from the floor to the underside of suspended ceiling.
Door hardware shall be clear anodized aluminum.

Secondary Egress - 3=-0@ x full height x 1 :@ Red Oak veneer AB@ label wood flush door,.  Frame to be 16 ga. Steel hollow metal construction, AB@ label, and shall extend from the floor to the underside of suspended ceiling.

Interior Doors - 3=-0@ x 8=-0@ x 1 :@ Hardwood veneer wood flush door suitable for stain finish,.  Frame to be 18 ga. Steel hollow metal construction.

Hardware - Each Interior door shall be provided with 3 hinges, brushed chrome finish, a passage set, and a door stop.  Secondary egress door shall be provided with 4 hinges, brushed chrome finish, a lock set, an overhead door closer, and a door stop.  Lock / passage sets shall be ASchlage@ D Series cylindrical sets with AAthens@ lever handles in brushed chrome finish.

Acoustical Lay-in Ceilings

Acoustical tile -  shall be nominal 24@ x 24@ (or 48@) x 5/8@ lay-in;, tegular edged textured ceiling tile, white finish, supported in a white finish 15/16@  grid.

Flooring

Carpeting and resilient flooring  -  as per Tenant=s selection.

Wall Finish

Paint and wallcovering -  as per Tenant=s selection.

Electrical

Receptacles - Spec grade 120v, 20a duplex devices. White finish.  Cover plate - stainless steel brushed finish.

Wall switches - Spec grade 277v, 20a. toggle .  White finish. Cover plate - stainless steel brushed finish.

Lighting

Lighting fixtures - 2 x 4  with parabolic lens 18 cell 3@ deep (or greater) 277v electronic ballast with (3) T8 lamps.

Air Distribution

VAV boxes - Trane Model VCCE.

Ceiling Diffusers - Titus Model TDC.  Color - #25 Off-White

Return Register - Titus Series 23.  Color - #25 Off-White
Sprinkler

Sprinkler heads - chrome plated semi-recessed pendant type, with one piece semi-recessed escutchon.

INSURANCE REQUIREMENTS

Tenant:

Premises:

The undersigned contractor or subcontractor (hereinafter called “Contractor”) has been hired by the tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (hereinafter called “Work”) for Tenant in the Tenant’s premises in the Building.  Contractor and Tenant have requested the undersigned landlord (hereinafter called “Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

Contractor agrees to indemnify and save harmless the Landlord, its officers, employees and agents and their affiliates, subsidiaries, and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death at any time resulting therefrom, and loss of or damage to property.

Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

(a)           Workers’ Compensation and Employers’ Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workers’ Compensation and Employers’ Liability Insurance.

(b)           Comprehensive General Liability Insurance Including Coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Bodily Injury and
Property Damage                                $3,000,000 per occurrence

(c)           Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury and
Property Damage                                $1,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Landlord before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord twenty (20) days’ prior written notice of the cancellation of any of the foregoing policies.

INS.-1

Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)           Comprehensive General Liability Insurance Including Protective and Contractual Liability Coverages with limits of liability at least equal to the above-stated limits.

(b)           Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury and
Property Damage                                $1,000,000 per occurrence

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this       day of                       , 20    .

Contractor                                                      Landlord

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EXHIBIT F

FURNITURE

Item(s)	Number of Items

File Cabinets
2.5 foot by 3 foot File Cabinet	2
3 foot by 3 foot filing cabinets	6
3 foot by 5 foot filing cabinets	13
cherry file cabinet 3 feet	2

Credenzas
Cherry Credenza 6 foot	5
cherry credenza 6 feet with book case	1

Desks
Cherry Desk 6 foot with 4 foot extension	8

Book Shelves
Cherry book case approx 4 feet tall	1
Cherry book shelf approx 6feet tall	1
Cherry bookshelf 3 by 4 feet	2
Cherry bookshelf 6 feet tall	1

Cubicles
Private Cubes	2
Short Cubes	22
Tall Cubes	10

Tables
round table	1

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EXHIBIT G

APPRAISAL PROVISIONS

If Tenant shall serve upon Landlord, within the time and in the manner required under the Lease, a Renewal Appraisal Notice, then the Renewal Term Fixed Rent shall be determined by appraisal in accordance with the following:

1.           Tenant, by designation in the Renewal Appraisal Notice, shall appoint an appraiser (“Tenant’s Appraiser”).  Landlord or Tenant shall furnish to Tenant’s Appraiser a copy of the Renewal Rent Proposal.  Within thirty (30) days after the date of Landlord’s receipt of the Renewal Appraisal Notice, Tenant shall deliver to Landlord the written good-faith determination of Tenant’s Appraiser of the Renewal Fair Market Fixed Rent (“Tenant’s Renewal Rent Determination”), based upon the parameters set forth in Section 15.1.3(b) of the Lease.  If Tenant fails to deliver to Landlord Tenant’s Renewal Rent Determination before the expiration of such thirty (30) day period, then Landlord shall notify Tenant in writing of its failure to submit such document, and if, in such event, Tenant does not, within a period of ten (10) days after its receipt of such notice, submit its required document to Landlord, then Tenant and Landlord shall be conclusively deemed to have agreed to Landlord’s Renewal Rent Determination, and the Renewal Term Fixed Rent shall equal the Renewal Term Fixed Rent set forth in Landlord’s Renewal Rent Determination.

2.           Provided Landlord has received Tenant’s Renewal Rent Determination within the time set forth in Paragraph 1 above, Landlord and Tenant’s Appraiser, within fifteen (15) days after Landlord’s receipt of the Tenant’s Renewal Rent Determination, shall jointly appoint a mutually agreeable second appraiser who shall be impartial (herein called the “Final Appraiser”) and notify Tenant thereof.  If Landlord and Tenant’s Appraiser fail to agree upon and appoint the Final Appraiser within such 15-day period, then either Landlord or Tenant may request that the American Arbitration Association (“AAA”) appoint the Final Appraiser within ten (10) days after such request, and both parties shall be bound by any appointment so made within such 10-day period.  If the Final Appraiser shall not have been appointed within such 10-day period, then either Landlord or Tenant may apply to any court having jurisdiction to make such appointment.  The Final Appraiser shall subscribe and swear to an oath to fairly and impartially perform his duties hereunder.

3.           Within fifteen (15) days after the appointment of the Final Appraiser, Landlord shall submit a copy of the Renewal Rent Proposal to the Final Appraiser, and Tenant shall submit a copy of Tenant’s Renewal Rent Determination to the Final Appraiser.  If either Landlord or Tenant shall fail to submit such materials in accordance with the provisions of this Paragraph 3 of this Exhibit G, then the Final Appraiser shall notify any party which failed to submit its required materials of its failure (which notice shall refer specifically to this Paragraph 3 of this Exhibit G), and if, in such event, the failing party does not, within a period of ten (10) days after its receipt of such notice, submit its required materials, then (i) if Tenant failed to so submit its required materials, the Renewal Term Fixed Rent shall be the amount thereof set forth in Landlord’s Renewal Rent Determination, or (ii) if Landlord failed to so submit its required materials, the Renewal Term Fixed Rent shall be determined using the Renewal Fair Market Fixed Rent set forth in Tenant’s Renewal Rent Determination, and any such determination shall be conclusive and binding upon both Landlord and

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Tenant.

4.           If both Landlord and Tenant submit their respective required materials in accordance with the provisions of Paragraph 3 of this Exhibit G, then the Final Appraiser, within twenty (20) days after its receipt of both sets of required materials, shall select which of Landlord’s Renewal Rent Determination or Tenant’s Renewal Rent Determination, in his opinion, more accurately reflects the Renewal Fair Market Fixed Rent, and shall notify Landlord and Tenant of such selection in writing.  The Renewal Fair Market Fixed Rent set forth in the selected Fair Market Determination shall be used to determine the Renewal Term Fixed Rent, and such determination shall be conclusive and binding upon both Landlord and Tenant.

5.           The fees and expenses of any such appraisal process shall be borne by the parties equally, except that Landlord shall bear the expense, if any, of the Initial Renewal Rent Notice and Tenant shall bear the expense of Tenant’s Appraiser, and each party shall bear the expense of its attorneys and experts.

6.           Tenant’s Appraiser and the Final Appraiser each shall be a disinterested person of at least ten (10) years experience as a real estate appraiser in the State of New York who shall be a member of the “MAI” society of appraisers and shall have had experience as a broker or appraiser of first-class commercial office real estate in the “Nassau County, New York” office market.

7.           It is expressly understood, and each appraiser shall acknowledge and agree, that any determination of the Renewal Fair Market Fixed Rent shall be based solely on the definition thereof as set forth in Section 15.1.3(b) of the Lease, including the assumptions and criteria set forth in such definitions.  The appraisers shall not have the power to add to, modify or change any such definitions or any other provisions of the Lease, and the jurisdiction of the appraisers is accordingly limited.

G-2

EXHIBIT H

THE STORAGE SPACE

(See attached plan)

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